                                                                       Exhibit 1

                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                            Dated as of May 21, 2008,

                                      among

                          CBAYSYSTEMS HOLDINGS LIMITED,

                                   CBAY INC.,

                                       and

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.

================================================================================

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                                TABLE OF CONTENTS

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ARTICLE I Share Purchase ................................................     1
Section 1.01. Purchase and Sale .........................................     1

ARTICLE II Closing; Purchase Price and Payment ..........................     1
Section 2.01. Closing ...................................................     1
Section 2.02. Purchase Price; Delivery of Shares ........................     1
Section 2.03. Cash Dividend Option ......................................     2
Section 2.04. Determination of Actual Cash and Approved Exclusions ......     2

ARTICLE III Representations and Warranties ..............................     3
Section 3.01. Representations and Warranties of Seller with Respect to
              the Shares and the Notes ..................................     3
Section 3.02. Representations and Warranties of Seller with respect to
              the Company ...............................................     7
Section 3.03. Representations and Warranties of Parent and Buyer ........    20

ARTICLE IV Covenants Relating to Conduct of Business; No Solicitation ...    25
Section 4.01. Conduct of Business .......................................    25
Section 4.02. Conduct of Parent Pending the Acquisition .................    29
Section 4.03. No Solicitation; No Sale ..................................    31

ARTICLE V Additional Agreements .........................................    31
Section 5.01. Parent Shareholders' Meeting ..............................    31
Section 5.02. Access to Information; Confidentiality ....................    32
Section 5.03. Efforts to Close ..........................................    32
Section 5.04. Indemnification; Advancement of Expenses; Exculpation
              and Insurance .............................................    34
Section 5.05. Fees and Expenses .........................................    35
Section 5.06. Public Announcements ......................................    39
Section 5.07. Director Replacement ......................................    39
Section 5.08. Subscription Agreement ....................................    40
Section 5.09. Waiver ....................................................    40
Section 5.10. Intentionally Omitted .....................................    40
Section 5.11. Shareholders Agreement ....................................    40
Section 5.12. Amendment of the Company By-laws ..........................    40
Section 5.13. No Company Liability or Obligation ........................    40
Section 5.14. Acquisition of Parent Common Shares .......................    40
Section 5.15. Convertible Note Anti-Dilution Adjustments ................    40

ARTICLE VI Conditions Precedent .........................................    41
Section 6.01. Conditions to Each Party's Obligation to Effect the
              Acquisition ...............................................    41
Section 6.02. Conditions to Obligations of Parent and Buyer .............    41
Section 6.03. Conditions to Obligation of Seller ........................    42
Section 6.04. Frustration of Closing Conditions .........................    43
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ARTICLE VII Termination, Amendment and Waiver ...........................    43
Section 7.01. Termination ...............................................    43
Section 7.02. Effect of Termination .....................................    45
Section 7.03. Amendment .................................................    45
Section 7.04. Extension; Waiver .........................................    45

ARTICLE VIII Indemnification ............................................    45
Section 8.01. Survival ..................................................    45
Section 8.02. Indemnification ...........................................    46
Section 8.03. Third Party Claims ........................................    47

ARTICLE IX ..............................................................    48

General Provisions ......................................................    48
Section 9.01. Notices ...................................................    48
Section 9.02. Definitions ...............................................    49
Section 9.03. Interpretation ............................................    54
Section 9.04. Mutual Drafting ...........................................    55
Section 9.05. Consents and Approvals ....................................    55
Section 9.06. Counterparts ..............................................    55
Section 9.07. Entire Agreement; No Third-Party Beneficiaries ............    55
Section 9.08. Governing Law .............................................    55
Section 9.09. Assignment ................................................    56
Section 9.10. Specific Enforcement ......................................    56
Section 9.11. Consent to Jurisdiction ...................................    56
Section 9.12. WAIVER OF JURY TRIAL ......................................    57
Section 9.13. Severability ..............................................    57
Section 9.14. No Waiver of Rights .......................................    57

ANNEX I INDEX OF DEFINED TERMS
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                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of May 21, 2008, is made among CBAYSYSTEMS HOLDINGS LIMITED, a company incorporated in the British Virgin Islands ("PARENT"), CBAY INC., a Delaware corporation ("BUYER"), and KONINKLIJKE PHILIPS ELECTRONICS N.V., a corporation organized under the laws of the Kingdom of the Netherlands ("SELLER").

          WHEREAS, Buyer is a wholly owned subsidiary of Parent;

          WHEREAS, Seller beneficially owns 26,085,086 shares (the "SHARES") of common stock ("COMMON STOCK"), no par value, of MedQuist Inc., a New Jersey corporation (the "COMPANY"), which represents approximately 69.5% of the outstanding common stock of the Company;

          WHEREAS, Buyer desires to purchase the Shares, Seller desires to sell the Shares, and Parent, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the acquisition of the Shares by Buyer from Seller (such transaction, the "ACQUISITION"), and also to prescribe various conditions to the Acquisition.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                 Share Purchase

          Section 1.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares.

                                   ARTICLE II

                       Closing; Purchase Price and Payment

          Section 2.01. Closing. The closing of the Acquisition (the "CLOSING") will take place at 10:00 a.m. on the second business day after satisfaction or (to the extent permitted by Law (as defined below)) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at the offices of Simpson Thacher & Bartlett LLP, 1999 Avenue of the Stars, 29th Floor, Los Angeles, CA 90067, unless another time, date or place is agreed to in writing by Parent and Seller. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

          Section 2.02. Purchase Price; Delivery of Shares. In consideration for the purchase, sale and transfer of the Shares, and upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Buyer shall pay, or cause to be paid, to Seller (A) $98,000,000 in cash, without interest, (B) a Convertible Note (as defined below) having an aggregate principal amount equal to $90,935,000, plus the Cash Adjustment Amount (as defined below), and (C) a Bridged Cash Note (as defined below) having an aggregate principal amount equal to $98,000,946, and (1) less (w) if any Cash Dividend Event occurs, the Cash Dividend Adjustment Amount, (x) the Cash Adjustment Amount, (y) the Bridged Cash Adjustment, and (z) the Post-Closing Tax Adjustment Amount, if any; and (2) if any Cash Dividend Event occurs, plus the Pre-Closing Tax Adjustment Amount (such cash, Convertible Note and Bridged Cash Note, collectively, the "PURCHASE PRICE"), and (ii) Seller shall deliver the Shares to Buyer, together with instruments of transfer reasonably satisfactory to Buyer.

          Section 2.03. Cash Dividend Option. Prior to the Closing, provided that it does not result in the Actual Cash going below $20,000,000, the Company shall have the right (the "CASH DIVIDEND OPTION") to declare and pay one or more cash dividends aggregating up to $120 million (the aggregate amount of dividends in cash actually paid by the Company to its shareholders pursuant to this
Section 2.03, the "CASH DIVIDEND"), to its shareholders of record as of the close of business on a date any time prior to the Actual Cash Determination Date. For purposes of this Agreement, declaration and payment by the Company of a Cash Dividend prior to Closing is referred to herein as the "CASH DIVIDEND EVENT."

          Section 2.04. Determination of Actual Cash and Approved Exclusions.
(a) On the Actual Cash Determination Date, Seller shall prepare, or cause to be prepared, and deliver to Parent, a statement ("SELLER'S STATEMENT"), which shall set forth the amounts of (i) Actual Cash, (ii) Approved Exclusion (subject to paragraph (c) below), (iii) Cash Dividend, (iv) the Taxable Portion of Pre-Closing Dividend, if any (based on reasonable estimates and assumptions), and (v) the Taxable Portion Dividend, (based on reasonable estimates and assumptions), in each case determined by Seller in good faith and in accordance with the relevant provisions of this Agreement as of such date and the Closing Date, together with a reasonably detailed worksheet setting forth the calculation of such amounts. Seller's Statement shall be accompanied by a certification of an authorized representative of Seller to the effect that the Seller's Statement has been prepared in good faith and in accordance with the relevant provisions of this Agreement based on the books and records of the Company. The calculations and determinations in accordance with this Section
2.04 that are set forth on the Seller's Statement as of the Closing Date, absent manifest error, shall be used for purposes of the calculation of the consideration to be paid at Closing.

          (b) If Parent disagrees with any part of the Seller Statement, Parent shall, as soon as practicable but in no event later than twenty (20) days after Closing, prepare, or cause to be prepared, and deliver to Seller a statement of such disagreement (the "OBJECTION NOTICE") by setting forth Parent's calculation of the disputed amount(s), in each case determined by Parent in good faith and in accordance with the relevant provisions of this Agreement as of the Closing Date, together with a reasonably detailed worksheet setting forth the calculation of each disputed amount. The Objection Notice shall be accompanied by a certification an authorized representative of Parent to the effect that the Objection Notice has been prepared in good faith and in accordance with the relevant provisions of this Agreement based on the books and records of the Company. If no Objection Notice is delivered on or prior to the twentieth (20th) day after Closing, Seller's Statement shall be deemed to be final and binding on the parties hereto and their respective Affiliates. If an Objection Notice is delivered to Seller within twenty (20) days after the Closing, then Parent and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the relevant closing amount(s). In the event that Parent and Seller are unable to resolve any such disagreements within twenty (20) days after Seller's receipt of the Objection Notice, Parent and Seller shall submit any remaining disagreements to a nationally recognized accounting firm mutually acceptable to Purchaser and Seller (the "AUDITOR") for resolution. Parent and Seller shall use their respective reasonable best efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the disputed amount(s) as soon as practicable, but in any event shall direct the Auditor to render a determination within twenty (20) days after the remaining disagreements are referred to it. The Auditor shall consider only those items and amounts in Parent's and Seller's respective calculations of the closing amounts that are identified as being items and amounts to which Parent and Seller have been unable to agree. In resolving any disputed item, the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor's determination of the closing amounts shall be based solely on written materials submitted by Parent and Seller (i.e., not on independent review). The determination of the Auditor shall be conclusive and binding upon Parent and Seller and their respective Affiliates. Seller's Statement, as revised by the Auditor or as agreed to by Parent and Seller or as deemed to be final and binding in accordance with the terms of this Section 2.04(b), shall be the "FINAL STATEMENT." Within three (3) business days after the Final Statement is finally determined, Parent or Seller, as applicable, shall settle any amounts owed to each other, as applicable, pursuant to the Final Statement by adjusting the principal amount of the Bridged Cash Note.

          (c) Following the date of this Agreement, Seller shall notify Parent of the material terms of any settlement agreement entered into or payment made with respect to any litigation that would constitute an Approved Exclusion promptly following execution of the settlement agreement or payment thereunder. Notwithstanding any other provision or definition contained in this Agreement, Seller's Statement shall not include any such settlement agreement or payment as an Approved Exclusion unless Seller has previously notified Parent of such matter in accordance with the prior sentence.

                                  ARTICLE III

                         Representations and Warranties

          Section 3.01. Representations and Warranties of Seller with Respect to the Shares and the Notes. Except as set forth in the disclosure schedule (with reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof where such disclosure is reasonably apparent on its face) delivered by Seller to Parent and Buyer prior to the execution of this Agreement (the "SELLER DISCLOSURE SCHEDULE"), Seller represents and warrants to Parent and Buyer as follows:


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

          (a) Corporate Organization and Qualification. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate or organizational power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies, and no other corporate or shareholder proceedings on the part of Seller or the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

          (b) Ownership of the Shares. Except as set forth in Section 3.01(b) of the Seller Disclosure Schedule, Seller is the record and beneficial owner and holder of the Shares. The Shares are held free and clear of all Encumbrances (as defined below) other than restrictions imposed by applicable securities Laws. Upon the transfer of the Shares to Buyer on the Closing Date in accordance with this Agreement, Buyer will receive good and valid title to the Shares, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws.

          (c) Governmental Filings; No Violations. No license, consent, clearance, permit, qualification, waiver, approval, order or authorization of, action by or in respect of, registration, declaration or filing with, or notice to any supranational, federal, state, local, municipal or foreign government or any court, administrative, regulatory or other governmental or non-governmental department, board, bureau, agency, commission, authority or instrumentality (each, a "GOVERNMENTAL ENTITY") is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement by Seller or consummation of the Acquisition or the other transactions contemplated by this Agreement, except for (1) the filing of a notification and report form by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the "HSR ACT") and applicable notification or approval requirements under foreign competition, antitrust or merger control Laws, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law or regulation, (2) the filing with the Securities and Exchange Commission (the "SEC") of such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (3) such other licenses, consents, clearances, permits, qualifications, waivers, approvals, orders, authorizations, actions, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) or to prevent or materially impede, interfere with, hinder or delay the consummation by Seller of the Acquisition or the other transactions contemplated by this Agreement.

          (d) No Conflicts. The execution, delivery and performance by Seller of this Agreement, the consummation by Seller of the Acquisition and the other transactions


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

contemplated by this Agreement and compliance by Seller with the provisions of this Agreement do not and will not:

          (i) conflict with or result in a breach or violation of, or default under, Seller's Articles of Association,

          (ii) with or without notice or lapse of time or both, conflict with or result in a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a lien, pledge, security interest, mortgage, charge, encumbrance, claim, or other comparable restriction (collectively, "ENCUMBRANCES"), other than Permitted Encumbrances (as defined below), under any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each of these items, including all amendments thereto, a "CONTRACT") to which Seller is a party or any of its properties, rights or other assets is subject; provided that for purposes of this clause (ii) the properties, rights or other assets of the Company are not covered by this representation,

          (iii) conflict with or result in a breach or violation of, or default under, the Company Certificate (as defined below) or the Company By-laws (as defined below) or the comparable organizational documents of any of the Company's subsidiaries, or

          (iv) subject to the governmental licenses, consents, clearances, permits, qualifications, waivers, approvals, orders, authorizations, actions, registrations, declarations, filings and notices referred to in
     Section 3.01(c), conflict with or result in a breach or violation of, or default under (x) any material Law applicable to Seller or its properties, rights or other assets or (y) any material order, writ, injunction, decree, judgment or stipulation which, in each case, is expressly applicable by its terms to Seller or its properties, rights or other assets; provided that for purposes of this clause (iv) the properties, rights or other assets of the Company are not covered by this representation, other than any such conflicts, violations, breaches, defaults, rights, losses or Encumbrances, in the case of any of clauses (ii) and (iv), that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation by Seller of the Acquisition or the other transactions contemplated by this Agreement. Seller has terminated, and is not engaged in or facilitating, any discussions or negotiations regarding to any acquisition of any Shares (other than by Parent, Buyer and their respective Affiliates pursuant to this Agreement), whether by way of merger, tender offer, stock sale or otherwise.

          (e) Release from Confidentiality Agreements. The Company has duly executed and delivered waiver letters (the "WAIVERS") waiving, and has waived, application of the confidentiality and standstill provisions of the Confidentiality Agreement (as defined below) and the confidentiality agreement dated as of December 14, 2007, by and between S.A.C. Private Capital Group, LLC ("SAC PCG") and the Company (the "SAC PCG CONFIDENTIALITY AGREEMENT") with respect to (i) any previous or ongoing confidential discussions and disclosures occurring solely among Parent, SAC PCG, Seller and Lehman Brothers Commercial Corporation Asia Limited (and their respective Representatives) regarding a possible transaction to which the

Company would not be a party whereby Parent would acquire the Shares for a price not in excess of $11.00 per share (prior to any adjustment for the sharing of expenses or taxes incurred as a result of a dividend paid by the Company and valuing any convertible notes for purposes thereof at their principal amount) (a "POSSIBLE SELLER TRANSACTION") and (ii), following the execution of a definitive agreement respecting a Possible Seller Transaction, any disclosures by Parent which (A) are legally required or required by stock exchange requirements to be disclosed by Parent or otherwise consented to in advance, in writing by the Company in connection with seeking the Parent Shareholder Approval, and (B) unless consented to in advance, in writing by the Company, do not contain information which is either proprietary to the Company or subject to the Company's claim of attorney-client privilege; provided, however, that nothing in the Waivers shall constitute or be deemed to be the approval by the Board of Directors of the Company of a Possible Seller Transaction or any acquisition or transaction relating to or involving the Company by Parent, SAC PCG or Lehman Brothers Commercial Corporation Asia Limited under the provisions of the New Jersey anti-takeover statute which restricts certain specified transactions with interested shareholders; provided further, that nothing in the Waivers shall obligate the Company to be a party to, or to have any liabilities or obligations to Parent, SAC PCG or Lehman Brothers Commercial Corporation Asia Limited under or with respect to, any Possible Seller Transaction or any agreements relating thereto. The execution, delivery and performance of the Waivers were duly authorized by the Board of Directors of the Company at a duly called meeting of the Board of Directors of the Company and each Waiver has been duly executed and delivered by the Company in accordance with such authorization.

          (f) Brokers and Finders. Neither Seller nor any of its Affiliates (other than the Company) has retained or will retain any investment banker, financial advisor, broker, finder, agent or similar intermediary or has incurred or will incur any liability for any finders', brokerage, financial advisor or similar fees or commissions based on any agreement, arrangement, commitment or understanding in connection with the transactions contemplated herein, except that Seller has employed Goldman, Sachs & Co. as a financial advisor at no cost to the Company.

          (g) Accredited Investor.

          (i) Seller is acquiring the Notes (together with the Parent Common Shares (as defined below) into which the Convertible Note is convertible, the "SECURITIES") for its own account with the present intention of holding such securities for investment purposes, and Seller has no present intention of selling such securities in a public distribution.

          (ii) Seller is an "accredited investor," as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "SECURITIES ACT"). Seller acknowledges and agrees that the Notes issued hereunder to Seller are intended to qualify for an exemption from registration under the Securities Act and applicable foreign securities laws.

          (iii) Seller is a sophisticated investor with such knowledge and experience in business and financial matters as will enable Seller to evaluate the merits and risks of an investment in the Securities.

          (iv) Seller (A) understands that an investment in the Securities involves a significant degree of risk, including a risk of total loss of such investment, (B) is fully aware of and understands all the risk factors related to the Securities and (C) is able to bear the economic risk and lack of liquidity of an investment in the Securities for an indefinite period of time. Seller is aware that transfer of the Securities may not be possible because the Securities have not been registered under the Securities Act or any applicable state or foreign securities laws and therefore cannot be sold unless subsequently registered under the Securities Act and such applicable state or foreign securities laws or an exemption from such registration is available.

          (v) Seller has had an opportunity to review information concerning Parent and Buyer in detail and to ask questions and receive answers concerning the terms and conditions of the Securities and the business of Parent, Buyer and their respective subsidiaries.

          (vi) Seller expressly acknowledges that none of Parent, Buyer or any Affiliate or Representative of any of the foregoing has made any representations or warranties to it in connection with the Securities other than the representations and warranties made by the Parent and Buyer in this Agreement. Seller has, independently and without reliance upon Parent, Buyer or any Affiliate or Representative of any of the foregoing, and based on such documents and information as Seller has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Parent, Buyer and their respective subsidiaries and made its own investment decision with respect to the investment represented by the Securities. Seller has consulted to the extent deemed appropriate by Seller with Seller's own advisers as to the financial, tax, legal and related matters concerning an investment in the Securities and on that basis understands the financial, legal, tax and related consequences of an investment in the Securities, and believes that an investment in the Securities is suitable and appropriate for Seller.

          (h) Termination of Governance Agreement. The Governance Agreement, dated as of May 22, 2000, by and between Seller and the Company (as amended and supplemented to the date hereof, the "GOVERNANCE AGREEMENT") shall terminate effective upon the Closing automatically and without further action by any person.

          Section 3.02. Representations and Warranties of Seller with respect to the Company. Except as set forth (x) in the Seller Disclosure Schedule (with reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of the Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof where such disclosure is reasonably apparent on its face) or
(y) in the Company Reports (as defined below) required to be filed by the Company since January 1, 2007 and prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks included in any "forward-looking statements" disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature), if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, Seller represents and warrants, to Seller's knowledge (without any duty of further inquiry of the Company), as follows:

          (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation or formation, as the case may be. Each of the Company and its subsidiaries is in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries has the requisite corporate or organizational power and authority to carry on their respective business as they are now being conducted. A complete and correct copy of the Amended and Restated Certificate of Incorporation of the Company ("COMPANY CERTIFICATE") and the Second Amended and Restated By-laws of the Company (the "COMPANY BY-LAWS"), each as amended to date, is available on The Electronic Data Gathering, Analysis and Retrieval system of the SEC ("EDGAR"). The Company Certificate and Company By-laws as so filed on Edgar as of the date hereof are in full force and effect. The Company is not in violation of the Company Certificate or the Company By-laws, and none of the Company's subsidiaries are in violation of their respective charters, by-laws or other comparable organizational documents.

          (b) Subsidiaries. Section 3.02(b) of the Seller Disclosure Schedule lists each of the Company's subsidiaries and, for each such subsidiary, the jurisdiction of incorporation or formation and, as of the date hereof, each jurisdiction in which such subsidiary is qualified or licensed to do business. All the issued and outstanding shares of capital stock of, or other equity interests in, each such subsidiary of the Company have been validly issued and are fully paid, nonassessable and owned directly or indirectly by the Company free and clear of all Encumbrances or options to purchase of any kind or nature whatsoever, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

          (c) Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, of which 37,543,893 shares were outstanding on May 13, 2008. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares of Common Stock reserved for issuance or required to be reserved for issuance except that, as of May 14, 2008, there were 1,771,184 shares reserved for issuance under the MedQuist Inc. 2002 Stock Option Plan, the Summit Health Group, Inc. Stock Option Plan, the Summit Health Group, Inc. Nonstatutory Stock Option Plan for Non-Employee Directors and the MRC Group, Inc. Amended and

Restated 1992 Stock Option Plan (collectively, the "STOCK PLANS"), of which 1,631,791 shares of Common Stock were subject to outstanding options to purchase shares of Common Stock pursuant to such Stock Plans (collectively, "STOCK OPTIONS"). Each of the Stock Options was granted with an exercise price that was not less than the value that the board of directors of the Company reasonably believed at the time was the grant date fair market value of their underlying shares of Common Stock. Except as set forth above, there are no pre-emptive rights (either statutory or pursuant to any Contracts to which the Company is a party or the Company Certificate or the Company By-laws) nor any outstanding subscriptions, options, warrants or similar rights to purchase, convertible securities, preferred shares, stock appreciation rights, phantom stock, restricted stock, stock units or other similar equity-based awards to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries.
Section 3.02(c) of the Seller Disclosure Schedule sets forth a true and complete list of each person in which the Company owns, directly or indirectly, any equity, membership, partnership, limited liability, voting or similar interest, and the percentage ownership of such person. Section 3.02(c) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of May 13, 2008, of all outstanding Stock Options, the number of shares of Common Stock subject thereto, the grant dates, vesting schedule, expiration dates, exercise or base prices (if applicable) and the names of the holders thereof. The Company has no outstanding bonds, debentures, notes or other indebtedness that entitle their holders to vote (or which are convertible into, or exchangeable for, securities entitling their holders to vote) on any matters on which shareholders may vote. Except as set forth on Section 3.02(c) of the Seller Disclosure Schedule, neither the Company nor any of its subsidiaries has any (i) indebtedness for borrowed money, whether contingent, current or funded, secured or unsecured,
(ii) indebtedness (other than as described in clause (i) above) that is evidenced by a note, bond, debenture, draft, bankers' acceptance, letter of credit or similar instrument, (iii) material liabilities or obligations for the deferred purchase price of property or services, (iv) capitalized lease obligations or (v) guarantees of any of the foregoing of another person ("INDEBTEDNESS"), where the unpaid amount of such obligation as of the date of this Agreement, individually or with respect to a series of related obligations, is in excess of $1,000,000.

          (d) Company Reports. The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2006 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the "COMPANY REPORTS"). None of the subsidiaries of the Company is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. As of their respective filing dates, the Company Reports complied in all material respects with the requirements of the provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT"), including the rules and regulations promulgated thereunder, applicable to such Company Reports and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the Division of Corporation Finance of the SEC relating to the Company Reports. As of the

Closing Date, there will be no outstanding or unresolved comments in comment letters received from the Division of Corporation Finance of the SEC relating to the Company Reports except for comments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (e) No Conflicts. The execution, delivery and performance by Seller of this Agreement, the consummation by Seller of the Acquisition and the other transactions contemplated by this Agreement, and compliance by Seller with the provisions of this Agreement do not and will not, with or without notice or lapse of time or both:

          (i) conflict with or result in a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of an Encumbrance, other than Permitted Encumbrances (as defined below), under, any Material Contract (as defined below), or

          (ii) conflict with or result in a breach or violation of, a termination (or right of termination) or a default under, any material permit, franchise or license issued by any Governmental Entity utilized by the Company or any of its subsidiaries in connection with the operation of its business as currently conducted;

other than any such conflicts, violations, breaches, defaults, rights, losses or Encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (f) Financial Statements. Each of the financial statements (including any related notes) of the Company included in the Company Reports (the "FINANCIAL STATEMENTS") complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not reasonably expected to be material in amount). Neither the Company nor any of its subsidiaries is a party to, or has a legally binding commitment to enter into, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Financial Statements or Company Reports. The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company, including the

Company's subsidiaries, is made known to the principal executive officer and the principal financial officer of the Company by others within those entities, and that the Company's principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company's board of directors (or persons performing the equivalent functions):
(A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud known to the Company that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company's principal executive officer and principal financial officer have filed with the SEC, with respect to the Company Reports, all certifications required to be filed with the SEC by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Neither the Company nor any of its subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers of the Company within the meaning of
Section 402 of the Sarbanes-Oxley Act. As of April 30, 2008, the Company held Actual Cash of approximately $153,801,000.

          (g) Absence of Certain Changes. Except as disclosed in the Company Reports required to be filed by the Company since December 31, 2007 and prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks included in any "forward-looking statements" disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature), if the relevance of such disclosure as an exception to one or more of the following representations warranties is reasonably apparent, since December 31, 2007, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent in all material respects with past practice, and there has not been (i) any Material Adverse Effect or any change, effect, state of facts, event or occurrence or combination of the foregoing which would reasonably be expected to have a Material Adverse Effect;
(ii) other than as permitted in Section 2.03, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock, or any securities convertible, exchangeable or exercisable into the capital stock, of the Company or any of its subsidiaries; (iii) any change by the Company in accounting principles, practices or methods except as required by applicable Law or GAAP; (iv) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, whether or not covered by insurance, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect; (v) any establishment, adoption, amendment or termination of any of the Company Plans other than in the ordinary course of business consistent with past practice; (vi) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except for increases in the ordinary course of business consistent with past practice; (vii) any action taken by the Company or any of its subsidiaries which, if taken after the date hereof, would have required Parent's consent pursuant to Section 4.01(a) of this Agreement; (viii) any redemption, repurchase or other acquisition of any shares of capital stock or of any securities convertible, exchangeable or exercisable into the capital stock, of the Company or any of its subsidiaries; or (ix) any granting by the Company or any of its subsidiaries to any executive officer or director of any severance or termination pay, or any increase thereof.

          (h) Litigation and Liabilities. Except as set forth in Section 3.02(h) of the Seller Disclosure Schedule, (i) there are no civil, criminal, administrative or investigative audits, petitions, actions, suits, claims, hearings, arbitrations or proceedings ("ACTIONS") that are pending or threatened against the Company or any of its subsidiaries, nor (ii) are there any outstanding inquiries, judgments, decisions, writs, stipulations, injunctions or orders of any Governmental Entity or arbitration panel that are, expressly by their terms, binding upon the Company or any of its subsidiaries or any of their respective properties, rights or assets which, in each of clauses (i) and (ii), would reasonably be expected to materially impair the operation of the business of the Company and its subsidiaries taken as a whole, or their properties and assets taken as a whole, or which would reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the Acquisition and the transactions contemplated in this Agreement. Except for those liabilities and obligations that are fully reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the period ended December 31, 2007 (the "DECEMBER 2007 BALANCE SHEET"), and for obligations and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2007, neither the Company nor any of its subsidiaries has incurred any obligation or liabilities of any nature whatsoever, whether absolute, accrued, contingent, known, unknown or otherwise, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (i) Employee Benefits.

          (i) The Company Reports accurately describe in all material respects all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance Contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, Contract or arrangement that covers employees or former employees of the Company and its subsidiaries (the "COMPENSATION AND BENEFIT PLANS"). The Compensation and Benefit Plans and all other benefit plans, programs, policies, Contracts or arrangements (regardless of whether they are funded or unfunded, or are foreign or domestic) covering employees or former employees, directors or independent contractors of the Company and its subsidiaries (the "EMPLOYEES"), including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in Section 3.02(i)(i) of the Seller Disclosure Schedule and shall be collectively referred to as the "COMPANY PLANS." True and complete copies of all Company Plans, including any trust agreement or other funding instruments and/or insurance Contracts, if any, forming a part of any such plans, summary plan descriptions and all amendments thereto currently in effect, and (to the extent applicable to a particular Company Plan) for the three most recent years, (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, have been made available to Parent.

          (ii) All Company Plans have been established and administered in material compliance with their terms and applicable Law. Each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to its form, and the Company has not received any written notice from a Governmental Entity questioning the validity of, or threatening to revoke, any such favorable determination letter, and nothing has occurred, whether by action or failure to act, that otherwise could reasonably be expected to cause the loss of such qualification. There are no pending or threatened actions, suits or claims by or on behalf of any Company Plan, or by or on behalf of any participants or beneficiaries of any Company Plan, alleging any violation of ERISA or other applicable Law, or alleging a violation of the terms of any such plan, and, except as set forth in Section 3.02(i)(ii) of the Seller Disclosure Schedule, no Company Plan is the subject of any investigation or audit pending or threatened in writing by any Governmental Entity.

          (iii) Neither the Company nor any of its ERISA Affiliates sponsors or contributes to, nor within the six years preceding the date hereof has sponsored or contributed to, or otherwise has any liability with regard to, any plan subject to Title IV of ERISA (including any "multiemployer plan" within the meaning of Section 3(37) of ERISA). "ERISA AFFILIATE" means (i) a member of any "controlled group" (as defined in Section 414(b) of the Code) of which the Company is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member, or (iv) an entity required to be aggregated with the Company pursuant to Section 414(o) of the Code. Neither the Company nor any of its subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Employees, except as required under Section 4980B of the Code or except as may be required pursuant to any other applicable Law.

          (iv) All contributions required to be made under the terms of any Company Plan have been timely made or have been reflected in the financial statements included in the Company Reports.

          (v) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (whether alone or in connection with any subsequent termination of employment), except as set forth in Section 3.02(i)(v) of the Seller Disclosure Schedule, result in
     (A) any payments under any of the Company Plans which would not be deductible under Section 280G of the Code, (B) severance pay or any increase in severance pay to Employees upon termination of employment after the date of this Agreement, (C) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to, any of the Company Plans, or (D) a limitation or restriction of the right of the Company to merge, amend or terminate any of the Company Plans.

          (vi) Each Company Plan that is subject to Code Section 409A has been administered in good faith compliance with the applicable requirements of Code Section 409A and all applicable IRS and Treasury Department guidance issued thereunder. None of the transactions contemplated by this Agreement will constitute or result in a deferral of compensation subject to Code
     Section 409A.

          (j) Brokers and Finders. No finders', brokerage, financial advisor or similar fees or commissions based on any agreement, arrangement, commitment or understanding in connection with the transactions contemplated herein shall be payable to any investment banker, financial advisor, broker, finder, agent or similar intermediary retained by the Company, other than any fees, if any, that may be owed to Bear Stearns & Co. Inc. ("Bear Stearns") pursuant to the agreement dated June 29, 2007 between Bear Stearns and the Company, as amended on March 8, 2008.

          (k) Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries have complied with all applicable Environmental Laws (as defined below); (ii) the properties presently or formerly owned or operated by the Company or its subsidiaries (the "PROPERTIES") do not contain any Hazardous Substance (as defined below) other than as permitted under applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any notice, demand letter or request for information from any Governmental Entity or any third party indicating that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order, decree or indemnity to any third party relating to any Environmental Law; and (iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties, during the time such Property was owned or operated by the Company or one of its subsidiaries, in a manner that could result in liability under applicable Environmental Law.

          As used herein, "ENVIRONMENTAL LAW" means any Law, regulation, order, decree, common law, opinion or agency requirement relating to the protection of the environment or human health and safety and "HAZARDOUS SUBSTANCE" means any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law, including petroleum products, asbestos, lead products and polychlorinated biphenyls.

          (l) Taxes. The Company and its subsidiaries (i) have prepared and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects;
(ii) have paid or accrued for all Taxes (as defined below) that are required to be paid or that have been withheld from amounts owing to any employee, creditor or third party and are due and payable (whether or not shown on the Tax Returns), except with respect to matters contested in good faith and for which provision has been made in good faith on the Financial Statements; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither Company nor any of its subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, or by Contract, or otherwise,
(iii) is a party to, is bound by or has any obligation under any Tax-sharing or Tax indemnity agreement or similar Contract or arrangement, or (iv) has engaged in a transaction that would be reportable by or with respect to the Company pursuant to Sections 6011, 6111, or 6112 of the Code, the Treasury Regulations promulgated thereunder, or any predecessors thereto. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its subsidiaries. The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date (i) pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law as a result of a change in method of accounting occurring prior to the Closing Date, (ii) as a result of an installment sale or open transaction arising in a Taxable period (or portion thereof) ending on or before the Closing Date, (iii) as a result of a prepaid amount received, or paid, prior to the Closing Date, or (iv) as a result of deferred gains arising prior to the Closing Date. There are no Encumbrances with respect to Taxes upon any of the assets, rights or properties of either the Company or its subsidiaries, other than with respect to Taxes not yet due and payable. As of the date hereof, no audits, examinations, investigations or other proceedings against the Company or any of its subsidiaries in respect of Taxes or Tax matters are pending, and no such audits, examinations, investigations or proceedings are threatened. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and each of its subsidiaries for all Taxable years ending on or after 2004.

          As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, transfer, add-on minimum, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds, amended returns and information returns) required to be supplied to a Governmental Entity relating to Taxes.

          (m) Permits; Compliance with Laws. The Company and its subsidiaries hold all consents, authorizations, registrations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (the "COMPANY PERMITS") required in order to own their respective assets and to conduct their respective businesses as currently conducted, except where the failure to hold such Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures, a Material Adverse Effect. All of the Company Permits are in full force and effect and the Company and its subsidiaries are in compliance with the terms of the Company Permits, and no Action is pending or threatened in writing that would revoke, suspend, cancel, terminate, or adversely modify any Company Permit, except for such failures to be in full force and effect and such Actions that have not had and that would not reasonably be expected to have, individually or in the aggregate with all other such failures, a Material Adverse Effect. The operations of the Company (including the obtaining of any Company Permits) and its subsidiaries have been conducted in compliance with all applicable laws (including the Health Insurance Portability and Accountability Act of 1996), statutes, ordinances, regulations, rules, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, writs, franchises, variances, exemptions, approvals, licenses or permits ("LAWS") of any Governmental Entity, except where the failure to comply or the violation has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures or violations, a Material Adverse Effect.

          (n) Material Contracts. Except as set forth in Section 3.02(n) of the Seller Disclosure Schedule or in the exhibit lists of any Company Report, there are no Contracts (i) that are required to be filed with the Company Reports;
(ii) that are reasonably likely to require either (A) annual payments to or from the Company and its subsidiaries of more than $1,000,000 or (B) aggregate payments to or from the Company and its subsidiaries of more than $1,000,000;
(iii) to which the Company or any of its subsidiaries is a party with respect to any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the Company and its subsidiaries taken as a whole or in which the Company or any of its subsidiaries owns any voting or economic interest (excluding any partnership or joint venture that is wholly owned by the Company or any of its subsidiaries) that is material to the Company and its subsidiaries taken as a whole; (iv) to which the Company or any of its subsidiaries is a party that contain any provision or covenant that (A) materially limits the ability of the Company or any of its subsidiaries to (1) make, sell or distribute to another person any products or services offered by the Company or any of its subsidiaries as of the date of this Agreement, (2) engage in any line of business in which the Company is engaged as of the date of this Agreement, or (3) compete with any person in any line of business in which the Company is engaged as of the date of this Agreement, or
(B) grants (1) "most favored nation" status that, following the Closing, would apply to the Company or any of the Company's subsidiaries or (2) to any person (other than Employees as part of the business and operations of the Company or any of its subsidiaries) exclusive rights in respect of any services in any line of business in which the Company is engaged as of the date of this Agreement or in any geographic area with respect to or affecting the Company or any of its subsidiaries; (v) providing for indemnification of any person, except for any Contract that is entered into in the ordinary course of business consistent with past practice; (v) that relate to any written settlement agreement with ongoing obligations on the part of the Company or any of its subsidiaries; or (vi) containing any commitment to do any of the foregoing. Each such Contract described in clauses (i) through (vi) is referred to herein as a "MATERIAL CONTRACT." All Material Contracts are legal, valid and binding, in full force and effect in accordance with their terms, and enforceable against the Company and its subsidiaries and the other parties (or, if applicable, assignees) thereto in accordance with their respective terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles), except for such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There is not under any Material Contract any existing breach, default or event which, after notice or lapse of time, or both, would constitute a breach or a default, by the Company or any of its subsidiaries or any other party, except to the extent any such breaches or defaults, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. A complete and correct copy, subject to redaction, of each Material Contract has previously been made available by the Company to Parent or its representatives or filed by the Company with the SEC.

          (o) Labor Relations. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect,
(i) there is no work stoppage involving the Company or any of its subsidiaries pending or threatened, and (ii) neither the Company nor any of its subsidiaries is involved in or threatened with any arbitration, lawsuit or administrative proceeding. None of the employees of the Company or of any of its subsidiaries is represented by any labor union or any collective bargaining organization, and no labor union has publicly announced that it is attempting to organize employees of the Company or any of its subsidiaries. There is no pending charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency. Neither the Company nor any of its subsidiaries has closed any plant or facility or effectuated any layoffs of employees within the past three years without complying with all relevant Laws, including the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, "WARN").

          (p) Intellectual Property.

          (i) The Company and its subsidiaries own (free and clear of any and all Encumbrances or adverse claims by former or current employees or contractors), co-own, or are licensed or otherwise possess sufficient legally enforceable rights to use, as currently used by the Company (and will have the same ownership or rights after the Closing Date), all material intellectual property including patents, inventions, processes, trademarks, trade names, service marks, other source indicators, domain names, copyrights and copyrightable works, and any registrations or applications therefor, technology, know-how, computer software programs or applications, website content, databases, trade secrets and tangible or intangible proprietary, confidential or personal information or materials (collectively, "IP RIGHTS") that are currently used (or, with respect to trademarks, trade names, and service marks, have been used within the last five years) in its and its subsidiaries' businesses (collectively, "COMPANY INTELLECTUAL PROPERTY RIGHTS"). All registrations and applications for owned Company Intellectual Property Rights are subsisting and unexpired, and are valid and enforceable.

          (ii) Except as set forth in Section 3.02(p)(ii) of the Seller Disclosure Schedule, (x) the use of the Company Intellectual Property Rights by the Company or its subsidiaries and the conduct of their businesses does not conflict with, infringe upon, violate or interfere with or constitute a misappropriation of any IP Rights of any other person, where any such conflict, infringement, violation, interference or misappropriation, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect; (y) there have been no claims made and neither the Company nor any of its subsidiaries has received notice of any claim or otherwise has knowledge that any Company Intellectual Property Right is invalid, conflicts with the asserted right of any other person, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any such material Company Intellectual Property Right; (z) no other person is infringing upon, violating, interfering with or misappropriating any Company Intellectual Property Right.

          (iii) The Company and its subsidiaries take reasonable actions to protect (x) the material Company Intellectual Property Rights (including trade secrets and confidential information) and (y) the operation, integrity, security and confidentiality of their systems, software, databases, networks and websites (and information, content and transactions transmitted thereby or contained therein) from unauthorized use, access, transmittal, interruption or corruption, and there have been no occurrences of the foregoing.

          (iv) The Company and its subsidiaries (x) cause all persons who develop intellectual property on behalf of the Company to agree in writing to the Company's sole ownership of same; and (y) are not party to or bound by any Contract that allows (or will allow after the Closing Date) another person to (a) access, possess, use or modify any proprietary source code or trade secrets (except in the ordinary course of business), or (b) license or have the right to use any IP Rights of the Company or its subsidiaries (other than customers in the ordinary course of business consistent with past practice) or of Parent or any of its Affiliates, except in each case where such intellectual property is co-owned by the Company and a third party as disclosed in Section 3.02(p)(iv) of the Seller Disclosure Schedule.

          (v) All products, services, solutions, platforms and technology used, sold, offered, licensed or distributed by the Company are operational, fit for their intended purpose and free of material bugs, defects, errors, viruses and other corruptants.

          (q) Real Property.

          (i) Neither the Company nor any of its subsidiaries owns any real property or has an agreement or option to purchase any real property from any other person. Section 3.02(q)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all leases, subleases and material occupancy agreements (the "LEASES") of real property pursuant to which the Company or any of its subsidiaries is the lessee or sublessee (the "LEASED PROPERTY").

          (ii) The Company or one of its subsidiaries has the right under valid and existing leases or other written agreements to occupy and use all Leased Property. The improvements constructed on the Leased Property by the Company or any of its subsidiaries, including all leasehold improvements, owned or leased by Company or any of its subsidiaries at the Leased Property, are in good operating condition and repair, subject to normal wear and tear.

          (iii) Each Lease is in full force and effect, the Company and its subsidiaries are not in material breach of or in default of their respective obligations under any Lease, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder and no Lease is subject to any Encumbrance created by the Company or any of its subsidiaries which substantially impairs the use of the property to which it relates in the business of the Company and its subsidiaries as now conducted.

          (r) Personal Property. The Company and its subsidiaries have sole legal and beneficial ownership of, or a valid leasehold interest in, all of the tangible personal property owned or leased by the Company or any of its subsidiaries, which are reflected on the December 2007 Balance Sheet, or acquired after the date of such balance sheet, and which is material to the operation of the business of the Company and its subsidiaries as currently conducted (the "PERSONAL PROPERTY"), free and clear of any Encumbrances other than Permitted Encumbrances. The Personal Property has been maintained in good operating condition and repair (subject to normal wear and tear).

          (s) Insurance. All material fire and casualty, general liability, directors' and officers' and errors and omissions policies maintained by the Company or any of its subsidiaries (i) are in full force and effect, (ii) are valid and enforceable in accordance with their terms, (iii) are with reputable insurance carriers and (iv) provide insurance coverage customary and adequate for the operation of their respective businesses and sufficient to comply with applicable Law, except for any such failures to maintain insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in breach or default with respect to any of their respective obligations under such insurance policies except for such breach or default that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have given notice to insurance carriers of all material claims that may be covered under such insurance policies and the Company and its subsidiaries have not received, with respect to any such claim, any refusal of coverage, any notice that a defense will be afforded with reservation of rights, any notice of breach, default, cancellation or modification or any other indication that any insurance policy is no longer in full force and effect or valid and enforceable, or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (t) Billing Practices. Since July 30, 2004, the billing practices of the Company and its subsidiaries have been consistent in all material respects with the terms and conditions of the Contracts with the customers of the Company or any of its subsidiaries. Since July 30, 2004, none of the Company or any of its subsidiaries has had any material disputes with, and no material claims have been made against, the Company or any of its subsidiaries relating to the billing practices of the Company or any of its subsidiaries in connection with any Contracts entered into on or after July 30, 2004, with the customers of the Company or any of its subsidiaries, other than claims or disputes that arise in the ordinary course of business that are not reasonably expected to be material in the aggregate to the Company and its subsidiaries, taken as a whole.

          (u) Transactions with Affiliates. There are no transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. The Company has made available to Parent or its representatives correct and complete copies of each Contract or other relevant documentation

(including any amendments or modifications thereto) providing for each such transaction, agreement, arrangement or understanding.

          Section 3.03. Representations and Warranties of Parent and Buyer. Except as set forth (x) in the disclosure schedule (with reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof where such disclosure is reasonably apparent on its face of) delivered by Parent to Seller prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE") or (y) (i) in Parent's published report and financial accounts for the year ended December 31, 2007 or its interim results for the six months ended June 30, 2007, copies of which are set forth in Section 3.03 of the Parent Disclosure Schedule; (ii) in the admission document of Parent dated June 13, 2007 prepared in accordance with the AIM Rules (as defined below), a copy of which is set forth in Section 3.03 of the Parent Disclosure Schedule; or (iii) as publicly announced by Parent (by delivery of an announcement to a Regulatory Information Service since January 1, 2007, a copy of each of which is set forth in Section 3.03 of the Parent Disclosure Schedule), and in each case of (i),
(ii) and (iii) above excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks included in any "forward-looking statements" disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature, if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, Parent and Buyer represent and warrant to Seller as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and its subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as currently being conducted and to execute and deliver this Agreement and, subject to the condition in Section 6.01(a), to perform its obligations hereunder. Each of Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Buyer of the Acquisition or the other transactions contemplated by this Agreement.

          (b) Authority; Noncontravention.

          (i) Each of Parent and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the consent set forth in the following sentence. Subject to satisfaction of the condition set forth in Section 6.02(i), the passing of an ordinary resolution by holders of a majority of the Parent Common Shares held by uninterested shareholders voting at a duly held meeting of the holders of Parent Common Shares or any adjournment or postponement thereof (the "PARENT SHAREHOLDERS MEETING") to approve, inter alia, (1) the transactions contemplated by this Agreement and the Subscription Agreement (as defined below) and in connection with the Acquisition in accordance with the articles of association of Parent and the AIM Rules, (2) waiver of offer requirements under Article 163 of the articles of association of the Parent, (3) an increase in the authorized share capital of the Parent and to authorize the Parent's directors to allot Parent Common Shares to the Seller and S.A.C. PEI CB Investment, L.P. (the "SUBSCRIBER") (the passing of such ordinary resolution, the "PARENT SHAREHOLDER APPROVAL"), and the admission in accordance with the AIM rules of the enlarged issued share capital of Parent to the AIM market operated by the London Stock Exchange plc ("AIM ADMISSION"), including, for the avoidance of doubt, Parent's AIM nominated advisor being satisfied that Parent is appropriate to being admitted to the AIM market upon consummation of the transactions contemplated by this Agreement, is required in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Buyer, and no other corporate proceedings on the part of Parent or Buyer, other than obtaining the Parent Shareholder Approval and AIM Admission, are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Parent and Buyer, as applicable, enforceable against Parent and Buyer, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. The execution, delivery and performance of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement do not and will not (with or without notice or lapse of time or both) conflict with, result in any violation or breach of or default under, or result in, termination or acceleration of any obligation, or result in the creation of any Encumbrance, other than Permitted Encumbrances, under, (x) the memorandum or articles of association of Parent or the certificate of incorporation or by-laws of Buyer, (y) any material Contract to which Parent or Buyer is a party or any of their respective properties, rights or other assets is subject in any way, or (z) subject to the governmental filings and other matters referred to in the following sentence, any material Law applicable to Parent or Buyer or their respective properties, rights or other assets, or any material order, writ, injunction, decree, judgment or stipulation, in each case, is expressly applicable by its terms to Parent or Buyer or their respective properties, rights or other assets, and in each case of (y) and (z) above, in any way that, individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect. No material license, consent, clearance, permit, qualification, waiver, approval, order or authorization of, action by or in respect of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Parent or Buyer in connection with the execution, delivery and performance of this Agreement by Parent and Buyer or the consummation by Parent and Buyer of the Acquisition or the other transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by Parent under the HSR Act and applicable notification or approval requirements under foreign competition, antitrust or merger control Laws or regulations and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable foreign or domestic competition, merger control, antitrust or similar Law or regulation, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (3) announcements required in relation to this Agreement and the AIM Admission, publication of an AIM Admission document, associated filings with regulatory bodies and any additional requirements imposed by such regulatory bodies, or as may be required by the AIM Rules in connection with this Agreement, the transactions contemplated hereby and the Financing.

          (ii) Subject to obtaining the Parent Shareholder Approval and the AIM Admission, at or prior to the Closing Date, the Notes, which will be dated as of the Closing Date, will have been duly authorized by the Buyer and Parent and, on the Closing Date, will have been validly executed and delivered by the Buyer. When each of the Notes has been duly executed and delivered by the Buyer, each of the Notes will constitute a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies, and no other corporate or shareholder proceedings on the part of the Buyer or Parent are necessary to authorize the Notes or to consummate the transactions contemplated thereby.

          (iii) Subject to obtaining the Parent Shareholder Approval and the AIM Admission, all of the ordinary shares of Parent, par value $0.10 (the "PARENT COMMON SHARES"), to be issued upon conversion of the Convertible Note, will be duly allotted and reserved for issuance as of the Closing Date and, when issued and delivered upon conversion of the Convertible Note, will (x) be newly issued shares, duly allotted, validly issued, fully paid and nonassessable, (y) not be in violation of any preemptive rights; provided that immediately prior to the consummation of the Closing and immediately prior to the time of conversion of the Convertible Note the person to whom the Parent Common Shares are to be issued holds Parent Common Shares, and (z) be free of any Encumbrance or adverse claim. "Nonassessable" shall mean, in relation to fully-paid Parent Common Shares, that: (i) no holder of Parent Common Shares shall be obliged to contribute further amounts to Parent, either in order to complete payment in respect of their shares, to satisfy claims of any claimants of Parent, or otherwise; and (ii) no holder of Parent Common Shares shall be bound by an alteration of the Memorandum or Articles of Association of Parent after the date on which he became a holder of, if and so far as the alteration requires him to take, or subscribe for additional Parent Common Shares, or in any way increases his liability to contribute to or to pay money to Parent.

          (c) Financing. Pursuant to a Subscription Agreement, dated as of the date hereof (the "SUBSCRIPTION AGREEMENT"), by and between Parent and Subscriber, the Subscriber has committed to provide certain of the financing to Parent in connection with the transactions contemplated hereby in exchange for the issuance of Parent Common Shares to the Subscriber. As of the date hereof, the commitments contained in the Subscription Agreement (the

"FINANCING") have not been withdrawn or rescinded in any respect and the Subscription Agreement has not been amended or modified. To Parent's knowledge, as of the date hereof, (i) the Subscription Agreement is in full force and effect in the form so delivered and (ii) the Subscription Agreement constitutes the valid and binding obligation of the Subscriber, enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles). The aggregate proceeds contemplated by the Subscription Agreement will be sufficient when fully funded for Buyer to pay the cash portion of the Purchase Price and any other payments to be paid at Closing as contemplated in this Agreement. The obligations of the Subscriber to fund the amounts contemplated to be funded under the Subscription Agreement are not subject to any conditions other than as set forth in the Subscription Agreement. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Parent to obtain the equity contribution under the Subscription Agreement or any alternative financing.

          (d) SAC Guarantee. Concurrently with the execution of this Agreement, pursuant to a separate agreement executed by and between Seller and the SAC Funds, dated as of the date hereof, SAC Funds have delivered a guarantee to Seller with respect to certain matters on the terms specified therein (the "SAC GUARANTEE"). To Parent's knowledge, the SAC Guarantee is in full force and effect and constitutes the legal, valid and binding obligations of its respective guarantor, enforceable by Seller against SAC Funds in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles).

          (e) Tax. All material tax returns required to be filed by Parent and each of its subsidiaries in any jurisdiction have been filed, other than those filings being contested in good faith, and all material taxes, including withholding taxes, penalties and interest, assessments, fees and other charges due pursuant to such returns or pursuant to any assessment received by Parent or any of its subsidiaries have been paid, other than those being contested in good faith and for which adequate reserves have been provided and other than any such failures to file or pay which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Buyer currently has any plan or intention to sell all or most of the assets of the Company in a taxable transaction. Neither Parent nor Buyer is acting as an agent or intermediary for any buyers of all or most of the assets of the Company.


          (f) Financial Statements. Each of (i) the audited consolidated balance sheets of Parent as of December 31, 2006 and December 31, 2007 (including any related notes) and (ii) the audited consolidated statements of operations, stockholders' equity and cash flows of Parent for the years ending December 31, 2006 and December 31, 2007 (including any related notes) (the "PARENT FINANCIAL STATEMENTS") has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.



          (g) Permits; Compliance with Laws. Parent and its subsidiaries hold all consents, authorizations, registrations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (the "PARENT PERMITS") required in order to own their respective assets and to conduct their respective businesses as currently conducted, except where the failure to hold such Parent Permits has not had and would not, individually or in the aggregate with all other such failures, reasonably be expected to have a Parent Material Adverse Effect. All of the Parent Permits are in full force and effect and Parent and its subsidiaries are in compliance with the terms of the Parent Permits, and no Action is pending or threatened in writing that would revoke, suspend, cancel, terminate, or adversely modify any Parent Permit, except for such failures to be in full force and effect and such Actions that have not had and that would not, individually or in the aggregate with all other such failures, reasonably be expected to have a Parent Material Adverse Effect. The operations of Parent (including the obtaining of any Parent Permits) and its subsidiaries have been conducted in compliance with all applicable Laws of any Governmental Entity, except where the failure to comply or the violation has not had and would not, individually or in the aggregate with all other such failures or violations, reasonably be expected to have a Parent Material Adverse Effect.

          (h) Accredited Investors.

          (i) Buyer is acquiring the Shares for its own account with the present intention of holding the Shares for investment purposes, and Buyer has no present intention of selling such securities in a public distribution.

          (ii) Buyer is an "accredited investor," as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          (iii) Parent and Buyer are sophisticated investors with such knowledge and experience in business and financial matters as will enable Parent and Buyer to evaluate the merits and risks of an investment in the Shares.

          (iv) Parent and Buyer (A) understand that an investment in the Shares involves a significant degree of risk, including a risk of total loss of such investment, (B) are fully aware of and understand all the risk factors related to the Shares and (C) are able to bear the economic risk and lack of liquidity of an investment in the Shares for an indefinite period of time.

          (v) Parent and Buyer have had an opportunity to review information concerning the Company and its subsidiaries in detail and to ask questions and receive answers concerning the terms and conditions of the Shares and the business of the Company and its subsidiaries.

          (vi) Parent and Buyer expressly acknowledge that neither Seller nor any of its Affiliates or Representatives has made any representations or warranties to it in connection with the Shares other than the representations and warranties made by Seller in this Agreement. Parent and Buyer have, independently and without reliance upon Seller, the Company or any Affiliate or Representative of any of the foregoing, and based on such documents and information as Parent and Buyer have deemed appropriate, made their own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and its subsidiaries and made their own investment decision with respect to the investment represented by the Shares. Parent and Buyer have consulted to the extent deemed appropriate by Parent and Buyer with their own advisers as to the financial, tax, legal and related matters concerning an investment in the Shares and on that basis understand the financial, legal, tax and related consequences of an investment in the Shares, and believes that an investment in the Shares is suitable and appropriate for Parent and Buyer.

                                   ARTICLE IV

           Covenants Relating to Conduct of Business; No Solicitation

          Section 4.01. Conduct of Business.

          (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Closing, except as set forth in Section 4.01(a) of the Seller Disclosure Schedule, as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise permitted pursuant to Sections 4.01(a)(i) through (xx) of this Agreement, Seller shall use its reasonable best efforts to cause the Company and the Company's subsidiaries to (1) carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws, and (2) keep in effect general liability, casualty, product liability, workers compensation, directors' and officers' liability and other material insurance policies or self-insurance programs in coverage, scope and amounts substantially similar to those in effect at the date hereof. Notwithstanding the foregoing, during the period from the date of this Agreement to the Closing, except as otherwise set forth in Section 4.01(a) of the Seller Disclosure Schedule or as otherwise required pursuant to this Agreement, Seller shall use its reasonable best efforts to cause the Company and the Company's subsidiaries not to take any of the following actions without Parent's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned):

          (i) (x) other than as permitted in Section 2.03, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, other securities or property) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities convertible into, in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock, any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for issuances, purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans (including Company Plans), arrangements (employment, consulting or otherwise) or Contracts existing on the date hereof, and set forth in Section 4.01(a)(i) of the Seller Disclosure Schedule, between the Company or any of its subsidiaries, on the one hand, and any director or Employee of the Company or any of its subsidiaries, on the other hand;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Common Stock upon the exercise of Stock Options outstanding on the date hereof in accordance with their terms on the date hereof);

          (iii) amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of the Company's subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC;

          (iv) acquire or agree to acquire any assets (including equity or debt securities) other than immaterial assets acquired in the ordinary course of business consistent with past practice (which includes any investments made pursuant to any investment or cash management policies or guidelines of the Company in effect at the time this Agreement is executed and set forth in
     Section 4.01(a)(iv) of the Seller Disclosure Schedule);

          (v) (x) sell, lease, license, knowingly abandon or allow to lapse, mortgage, sell and leaseback, knowingly allow to expire or be cancelled, terminate, or otherwise encumber or subject to any lien or otherwise dispose of, in whole or in part, any of its properties, rights or other assets or any interests therein (including securitizations), except for sales of inventory and other immaterial assets in the ordinary course of business consistent with past practice, (y) enter into any lease of property, except for immaterial property in the ordinary course of business, or (z) modify or amend any lease of property, except for immaterial modifications or amendments in the ordinary course of business;

          (vi) (w) make any loans, advances or capital contributions to, or investments in, any other person, other than to employees and consultants in respect of expenses incurred in the ordinary course of business consistent with past practice, the Company's expense reimbursement policies or the applicable consulting arrangement, (x) increase the compensation or fringe benefits of, or grant any severance or termination pay to, any present or former director, officer, consultant or employee of the Company or its subsidiaries (except for increases in salary or wages for, or grants of severance or termination pay to, non-executive employees and consultants, in the ordinary course of business consistent with past practice), (y) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, or (z) grant, amend or adjust the terms of any equity or equity-based awards with respect to Common Stock;

          (vii) make any new capital expenditure or expenditures which in the aggregate are in excess of (A) $4,000,000 through September 30, 2008 and
     (y) $5,000,000 through October 31, 2008 (including expenditures through September 30, 2008);

          (viii) except as required by applicable Law, (v) cancel any Indebtedness, (w) assign, agree to modify or knowingly waive in any material respect or, subject to the terms hereof, knowingly fail to enforce in any material respect, any claims or rights of substantial value, (x) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its subsidiaries is a party, or (y) knowingly waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its subsidiaries is a party;

          (ix) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (a) impose any restriction on the ability of the Company and its subsidiaries to conduct their respective businesses as currently conducted, (b) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (c) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

          (x) enter into any Contract containing any restriction on the ability of the Company or any of its Affiliates to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Affiliates in connection with or following the consummation of the Acquisition and the other transactions contemplated by this Agreement;

          (xi) sell, transfer or license to any person or otherwise extend, enter into, amend or modify any material rights to the Company Intellectual Property Rights or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

          (xii) except as required by GAAP, materially writeup, writedown or writeoff the book value of any assets of the Company or any of its subsidiaries or make any material change in accounting methods, principles or practices;

          (xiii) enter into a new line of business;

          (xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its subsidiaries (other than this Agreement and the Acquisition);

          (xv) except as otherwise set forth in Section 9.02(d) of the Seller Disclosure Schedule or as otherwise required pursuant to this Agreement, settle or compromise any Action which (a) is material to the Company and its subsidiaries, taken as a whole, (b) together with other Actions settled or compromised after the date hereof, requires payment to or by the Company or any of its subsidiaries in excess of $1,000,000, individually or in the aggregate, (c) involves injunctive or equitable relief or restrictions on the business activities of the Company or Parent or their respective subsidiaries, (d) would involve the issuance of Company securities or (e) relates to the transactions contemplated hereby;

          (xvi) (a) incur or prepay any Indebtedness (directly, contingently or otherwise), other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the ordinary course of business or capitalized leases for immaterial replacement personal property in the ordinary course of business, (b) issue or sell any debt securities, or warrants or other rights to acquire any debt securities, of the Company or any of its subsidiaries, (c) guarantee, assume or otherwise become liable for any Indebtedness of any person other than guarantees, assumptions or liability for Indebtedness of the Company or any of its subsidiaries in existence as of the date of this Agreement, (d) enter into any "keep well" or other agreement to maintain any financial statement condition of any person, or enter into any arrangement having the economic effect of any of the foregoing, other than those relating solely to the Company or any of its subsidiaries, (e) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any of its subsidiaries, or (f) become a party to any hedging, derivatives or similar Contract;

          (xvii) enter into any Contract with any Affiliate (other than contracts solely involving the Company and any of its subsidiaries);

          (xviii) effect or permit a "plant closing" or "mass layoff" as those terms are defined in WARN without complying with the notice requirements and all other provisions of WARN;

          (xix) amend, settle or compromise the Governance Agreement; or

          (xx) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

          (b) Other Actions. Except as otherwise provided in this Agreement, Seller, Parent and Buyer shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Acquisition set forth in
Article VI not being satisfied.

          (c) Advice of Changes; Filings. Seller and Parent shall promptly advise the other party orally and in writing of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty made by it (and, in the case of Parent, made by Buyer) contained in this Agreement to become untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Buyer) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Buyer) under this Agreement. Seller and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity or stock exchange, other than the London Stock Exchange or the UK Financial Services Authority with respect to communications with Parent's AIM nominated advisor that, pursuant to the rules or regulations of such exchange or authority, are to remain confidential, regarding the Acquisition shall include representatives of Parent, Buyer and Seller. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Entity or stock exchange, other than to the London Stock Exchange or the UK Financial Services Authority with respect to communications with Parent's AIM nominated advisor that, pursuant to the rules or regulations of such exchange or authority, are to remain confidential, regarding the Acquisition by or on behalf of any party.

          (d) Certain Tax Matters. During the period from the date of this Agreement to the Closing, Seller shall use its reasonable best efforts to cause the Company and the Company's subsidiaries to, (a) timely file, consistent with past practice, all Tax Returns ("POST-SIGNING RETURNS") required to be filed by, or on behalf of, each such entity; (b) timely pay all Taxes due and payable; (c) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due;
(d) promptly notify Parent of any Action that is or becomes pending against, or with respect to, the Company or any of its subsidiaries in respect of any material amount of Tax and not settle or compromise any such Action without Parent's consent; (e) not make any material Tax election, other than in the ordinary course of business, or settle or compromise any material Tax liability, other than with Parent's consent (which consent shall not be unreasonably withheld or delayed); and (f) cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices with respect to Taxes to which the Company or any of its subsidiaries is or may be a party or by which the Company or any of its subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its subsidiaries shall have any further rights or liabilities thereunder.

          Section 4.02. Conduct of Parent Pending the Acquisition. Between the date of this Agreement and the Closing, except as otherwise expressly contemplated by this Agreement or the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries shall, without Seller's prior written consent (which consent shall not be unreasonably withheld or delayed):

          (a) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, other securities or property) in respect of, any of Parent's capital stock, (y) split, combine or reclassify any of Parent's capital stock or issue or authorize the issuance of any other securities convertible into, in respect of, in lieu of or in substitution for shares of Parent's capital stock, or (z) purchase, redeem or otherwise acquire any shares of Parent's capital stock, any other securities thereof or any rights, warrants or options to acquire any such shares or other securities of Parent, except for issuances, purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements (employment, consulting or otherwise) or Contracts existing on the date hereof, and set forth in Section 4.02(a) of the Parent Disclosure Schedule, between Parent or any of its subsidiaries, on the one hand, and any director or Employee of Parent or any of its subsidiaries, on the other hand;

          (b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of Parent's capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, including pursuant to Contracts as in effect on the date hereof (other than the issuance of the Parent Common Shares pursuant to the Subscription Agreement and upon the exercise of stock options outstanding on the date hereof in accordance with their terms on the date hereof);

          (c) amend the memorandum or articles of association of Parent or the certificate of incorporation or by-laws of Buyer or other comparable charter or organizational documents of any of Parent's subsidiaries, except as may be required by applicable Law or the rules and regulations of the London Stock Exchange;

          (d) acquire or agree to acquire any assets (including equity or debt securities) other than immaterial assets acquired in the ordinary course of business or assets each valued at $1,000,000 or less;

          (e) other than with respect to any transaction involving $1,000,000 or less, (x) sell, lease, license, knowingly abandon or allow to lapse, mortgage, sell and leaseback, knowingly allow to expire or be cancelled, terminate, or otherwise encumber or subject to any lien or otherwise dispose of, in whole or in part, any of its properties, rights or other assets or any interests therein (including securitizations), except for sales of inventory and other immaterial assets in the ordinary course of business consistent with past practice, (y) enter into any lease of property, except for immaterial property in the ordinary course of business, or (z) modify or amend any lease of property, except for immaterial modifications or amendments in the ordinary course of business;

          (f) except (i) as required by applicable Law and (ii) with respect to any matter involving $1,000,000 or less, (v) cancel any Indebtedness, (w) assign, agree to modify or knowingly waive in any material respect or, subject to the terms hereof, knowingly fail to enforce in any material respect, any claims or rights of substantial value, (x) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which Parent or any of its subsidiaries is a party, or (y) knowingly waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which Parent or any of its subsidiaries is a party;

          (g) except as required by GAAP, materially writeup, writedown or writeoff the book value of any assets of Parent or any of its subsidiaries or make any material change in accounting methods, principles or practices;

          (h) enter into a new line of business;

          (i) except (i) as required pursuant to this Agreement or (ii) with respect to any transaction involving $1,000,000 or less, (a) incur or prepay any Indebtedness (directly, contingently or otherwise), other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the ordinary course of business or capitalized leases for immaterial replacement personal property in the ordinary course of business, (b) issue or sell any debt securities, or warrants or other rights to acquire any debt securities, of Parent or any of its subsidiaries, (c) guarantee, assume or otherwise become liable for any Indebtedness of any person other than guarantees, assumptions or liability for Indebtedness of Parent or any of its subsidiaries in existence as of the date of this Agreement,
(d) enter into any "keep well" or other agreement to maintain any financial statement condition of any person, or enter into any arrangement having the economic effect of any of the foregoing, other than those relating solely to Parent or any of its subsidiaries, (e) make any loans, advances or capital contributions to, or investments in, any other person, other than to Parent or any of its subsidiaries, or (f) become a party to any hedging, derivatives or similar Contract;

          (j) adopt a plan of complete or partial liquidation or dissolution of Parent or resolutions providing for or authorizing such a liquidation or dissolution of Parent; or

          (k) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

          Section 4.03. No Solicitation; No Sale. Seller shall not, nor shall it authorize or knowingly permit any of its subsidiaries (other than the Company) or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "REPRESENTATIVES") retained by it or any of its Affiliates (other than the Company) to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to facilitate any acquisition of any shares of Common Stock or other Company securities (other than by Parent, Buyer or their respective Affiliates), whether by way of merger, tender offer, stock sale or otherwise, or any sale of all or substantially all of the assets of the Company or any other transaction similar to the foregoing or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information, or otherwise cooperate in any way with, any of the matters set forth in clause (i). In no event will Seller sell, encumber, dispose of or otherwise transfer any of its Shares to any person other than Parent, Buyer or their respective Affiliates prior to termination of this Agreement in accordance with Article VII. Seller shall, and shall cause its Representatives to, cease and terminate any and all existing discussions and negotiations with any person (other than the Company) regarding any actual or potential acquisition of the Shares other than to Parent and Buyer pursuant to this Agreement and shall promptly (and in any event within 72 hours) notify Parent to the extent then known to Seller of the material terms (including the identity of the person making the proposal) of any proposal, inquiry or offer to acquire the Shares and thereafter keep Seller reasonably informed of terms that become known to Seller after such initial notification.

                                   ARTICLE V

                              Additional Agreements

          Section 5.01. Parent Shareholders' Meeting. Subject to Seller's compliance with Section 5.02 and receipt of the access and/or information contemplated thereby, Parent shall, promptly following the date of this Agreement, use its reasonable best efforts to prepare and publish an admission document in respect of Parent as enlarged by the acquisition of the Shares in accordance with the AIM Rules (as defined below) ("ADMISSION DOCUMENT") and applicable Laws and give notice of and convene the Parent Shareholders Meeting for the purpose of obtaining the Parent Shareholder Approval in accordance with the articles of association of Parent and the AIM Rules. "AIM RULES" means the rules and guidance notes entitled "AIM RULES FOR COMPANIES" published by the London Stock Exchange as amended or replaced from time to time and those other rules and guidance notes of the London Stock Exchange which govern the admission of securities to trading on, and the regulation of, AIM.

          Section 5.02. Access to Information; Confidentiality. Subject to the requirements of applicable Laws and the Confidentiality Agreement (as defined below), Seller shall use its reasonable best efforts to cause the Company to provide to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors, Parent's AIM nominated advisor and other Representatives, such information and such access to personnel and auditors regarding the Company and its financial statements as is necessary or reasonably appropriate for the purpose of obtaining the Parent Shareholder Approval and the AIM Admission or for any regulatory or legal requirement, including the continuing obligations of Parent under the AIM Rules, during normal business hours and upon reasonable prior notice to the Company during the period prior to the Closing or the termination of this Agreement; provided, however, that in no event shall Seller be required to cause the Company to furnish any such information which would result in the breach by the Company of a contractual obligation to a third party or the termination of any legal privilege. Except for disclosures expressly permitted by the terms of this Agreement and the Amended and Restated Confidentiality Agreement, dated as of April 21, 2008, as amended from time to time, by and between CBaySystems, Ltd. and the Company (as it may be amended from time to time, the "CONFIDENTIALITY AGREEMENT"), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors, Parent's AIM nominated advisor and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this
Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement, or otherwise impair the rights and remedies available to Parent and Buyer hereunder.

          Section 5.03. Efforts to Close.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, and except as otherwise provided in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, and providing all information, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defense of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Acquisition, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the execution or delivery of any additional instruments necessary to consummate the Acquisition and to carry out fully the purposes of this Agreement in accordance with the terms and conditions hereof, (vi) the making of all filings required by applicable antitrust or fair trade Law of any applicable foreign jurisdiction or filings required by any foreign labor organization or works council, (vii) not taking any other action which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Acquisition or the other transactions contemplated by this Agreement, and (viii) (in the case of Seller, and without prejudice to the foregoing) the taking of all necessary acts to enable Parent as promptly as is reasonably practicable to issue a shareholder circular comprising or accompanied by the Admission Document and otherwise to satisfy in all material respects all requirements (including those of Parent's AIM nominated advisor) and the taking of all necessary acts in connection with obtaining the Parent Shareholder Approval and the proposed admission to trading on the AIM Market (Alternative Investment Market) of the London Stock Exchange plc of the Parent Common Shares upon consummation of the Acquisition. In connection with, and without limiting, the foregoing, Seller and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the "HSR FILING") required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable (and in any event within fifteen (15) business days of the date of this Agreement). The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. Seller shall use its reasonable best efforts to cause the Company and the Company's subsidiaries to (1) take all action that is commercially reasonable to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, such as to prohibit the Acquisition or any of the other transactions contemplated by this Agreement, and
(2) if any state takeover statute or similar statute becomes applicable to this Agreement, such as to prohibit the Acquisition or any of the other transactions contemplated by this Agreement, take all action that is commercially reasonable to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Acquisition and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to agree or proffer to divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective subsidiaries. Nothing in this Agreement shall be deemed to require Seller to use its reasonable best efforts to cause the Company to agree or proffer to divest or hold separate any assets or any portion of any business of the Company or any of its subsidiaries. Subject to restrictions required by Law, each of Parent, Buyer and Seller shall promptly supply, and shall cause their Affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to this Section 5.03(a).

          (b) Subject to applicable Law, each of Parent, Buyer and Seller will notify the others promptly upon the receipt of: (i) any comments or questions from any officials of any Governmental Entity or stock exchange in connection with any filings made pursuant hereto or the Acquisition itself and (ii) any request by any officials of any Governmental Entity or stock exchange for amendments or supplements to any filings made pursuant to any applicable Laws, rules and regulations of any Governmental Entity or stock exchange or answers to any questions, or the production of any documents relating to an investigation of the Acquisition by any Governmental Entity or stock exchange, other than the London Stock Exchange or the UK Financial Services Authority with respect to communications with Parent's AIM nominated advisor that, pursuant to the rules or regulations of such exchange or authority, are to remain confidential, regarding the Acquisition by or on behalf of any party. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.03(a), Parent, Buyer or Seller, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity or stock exchange such amendment or supplement. Without limiting the generality of the foregoing, each party shall provide to the other parties (or their respective advisors), upon request, copies of all correspondence between such party and any Governmental Entity or stock exchange relating to the Acquisition, other than to the London Stock Exchange or the UK Financial Services Authority with respect to correspondence with Parent's AIM nominated advisor that, pursuant to the rules or regulations of such exchange or authority, are to remain confidential, regarding the Acquisition by or on behalf of any party. Such materials and the information contained therein shall be given only to counsel of the recipient and with respect to Parent, Parent's AIM nominated advisor and counsel to Parent's AIM nominated advisor, and will not be disclosed by such counsel or advisors to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Entity or stock exchange regarding the Acquisition shall include representatives of Parent, Buyer and Seller, other than the London Stock Exchange or the UK Financial Services Authority with respect to communications with Parent's AIM nominated advisor that, pursuant to the rules or regulations of such exchange or authority, are to remain confidential, regarding the Acquisition by or on behalf of any party. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Entity or stock exchange regarding the Acquisition by or on behalf of any party.

          Section 5.04. Indemnification; Advancement of Expenses; Exculpation and Insurance.

          (a) Parent shall use its reasonable best efforts to cause the Company to continue all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Closing.

          (b) In the event that the Company or any of its successors or assigns
(i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall use its reasonable best efforts to cause proper provision to be made so that the successors and assigns of the Company shall expressly assume the obligations set forth in this Section 5.04.

          (c) For six (6) years after the Closing, Parent shall use its reasonable best efforts to maintain (directly or indirectly through the Company's existing insurance programs) in effect the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Closing, covering each person currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent or the Company be required to maintain directors' and officers' liability insurance pursuant to this Section 5.04(c) which provides for annual coverage in excess of $20,000,000.

          (d) The provisions of this Section 5.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

          (e) For purposes of Section 5.04(c), the "reasonable best efforts" of Parent following the Closing shall be deemed to include the reasonable best efforts of the directors of the Company appointed by Parent (to the extent such reasonable best efforts by such Parent-appointed directors are not reasonably likely to result in a conflict with their fiduciary duties as directors of the Company and to the extent such reasonable best efforts by the Parent, as a majority shareholder, are not reasonably likely to result in a conflict with its fiduciary duties to the Company's other shareholders) causing the Company and its subsidiaries to not take or refrain from taking (as applicable) any action that would have resulted in a material breach of Section 5.04(c), in each case as if the Company were a party to this Agreement and the actions that Section 5.04(c) requires Parent to use its reasonable best efforts to cause the Company to take or refrain from the taking were direct obligations of the Company.

          Section 5.05. Fees and Expenses.

          (a) Except as provided in paragraph (b) of this Section 5.05, all fees and expenses incurred in connection with this Agreement, the Acquisition and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Acquisition is consummated, it being agreed that: (i) Parent shall pay all of the filing fees for the pre-merger notification and report forms under the HSR Act and any applicable merger notification or control Laws, and any other applicable antitrust or fair trade Law, of any applicable foreign jurisdiction or filings required by any foreign labor organization or works council; (ii) Seller shall agree to reimburse the Company through the Closing, if so requested by the Company, for the reasonably documented out-of-pocket expenses incurred by the Company and its subsidiaries in connection with (x) the Company providing access to information as set forth in Section 5.02, and (y) any efforts by the Company pursuant to the fifth sentence of Section 5.03(a); and (iii) upon consummation of the Acquisition at the Closing, Parent will reimburse Seller by a cash payment at the Closing for the aggregate amount of the Seller's reimbursement of the out-of-pocket expenses of the Company pursuant to clause (ii) of this Section 5.05(a) and Seller shall provide to Parent appropriate evidence of such expenses at least three business days prior to the Closing.

          (b) If this Agreement is terminated pursuant to Section 7.01(c) or 7.01(e), then Seller shall pay Parent a fee equal to $8,610,000 (collectively, the "PARENT TERMINATION FEE"), by wire transfer of same-day funds no later than the third business day following the date of termination of this Agreement (to an account designated by Parent), it being understood that in no event shall Seller be required to pay the Parent Termination Fee on more than one occasion.

          (c) If this Agreement is terminated pursuant to :

               (1) Section 7.01(b)(iii) (when all of the conditions precedent to Parent's obligation to consummate the Acquisition (other than those conditions that by their terms are to be satisfied at the Closing) shall have been satisfied or waived);

               (2) Section 7.01(f); or

               (3) Section 7.01(d) (but solely with respect to a material and willful breach of the Parent Fundamental Representations or an obligation of Parent and Buyer set forth in Sections 5.01, 5.03, 5.05(a), 5.06, 5.07, 5.08,
5.11 and 5.15 of this Agreement and expressly excluding the obligations set forth in Section 4.02);

               then Parent shall pay Seller a fee equal to $8,610,000 (collectively, the "SELLER TERMINATION FEE") by wire transfer of same-day funds no later than the third business day following the date of termination of this Agreement (to an account designated by Seller), it being understood that in no event shall Parent be required to pay the Seller Termination Fee on more than one occasion. Notwithstanding the foregoing, the Seller Termination Fee shall not be payable at all in connection with:

               (A) a right to terminate this Agreement pursuant to clause (1) above in the event that there is a failure of a condition set forth in Section 6.01(b), Section 6.01(c) or Section 6.02 which gives Parent the right to terminate this Agreement pursuant to Section 7.01(c) (assuming for this purpose only that the condition in Section 6.01(a) had been previously satisfied); or

               (B) a right to terminate this Agreement pursuant to clause (1) above, in the event all of the following requirements are satisfied at the time of termination of this Agreement:

                    (x) the representation and warranty in the second sentence of Section 3.03(b)(i) was true and correct in all material respects on the date of this Agreement and on the date of the Parent Shareholders Meeting if such meeting is held; and

                    (y) within 20 business days after the date of this Agreement, Parent has obtained valid and binding Parent Voting Agreements (and provided Seller with appropriate


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

evidence thereof) from uninterested Parent shareholders collectively holding at least a majority (based on the uninterested voting stock to be outstanding on the record date of the Parent Shareholders Meeting) of Parent's uninterested voting stock; and

                    (z) if such percentage of Parent Voting Agreements is obtained within such 20-business day period as described in (y) above, Parent either (i) has voted such irrevocable voting proxies under the Parent Voting Agreements in favor of approval of the acquisition of the Shares in the Acquisition and any other required Parent shareholder vote to consummate the Acquisition and other transactions contemplated by this Agreement and the Subscription Agreement at the Parent Shareholders Meeting or any adjournment or postponement thereof, or (ii) has failed to hold the Parent Shareholders Meeting or an adjournment or postponement thereof at which such irrevocable voting proxies are voted prior to October 30, 2008 and such failure to hold the Parent Shareholders Meeting or an adjournment or postponement thereof is primarily caused either by the failure of Parent to have cooperation or access to information as contemplated by Section 5.02 or by a temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other Law; or

               (C) a right to terminate this Agreement pursuant to clause (1) above in the event the Parent has failed to obtain the Parent Shareholder Approval prior to October 30, 2008 and such failure is primarily caused either by the failure of Parent to have cooperation or access to information as contemplated by Section 5.02 or by a temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other Law; or

               (D) a right to terminate this Agreement pursuant to Section 7.01(b)(iii)(y) if (i) Parent has timely satisfied the requirement to deliver number of Parent Voting Agreements set forth in clause (B)(y) above, and (ii) the failure to obtain the Parent Shareholder Approval prior to October 30, 2008 is primarily caused by the failure to obtain the AIM Admission or other material regulatory or legal requirements, except where such failure to obtain the AIM Admission or other material regulatory or legal requirements are primarily caused by the Parent's inability to obtain financing for the Acquisition, either pursuant to the Subscription Agreement or otherwise.

          (d) Seller and Parent acknowledge and agree that the agreements contained in Section 5.05(b) and Section 5.05(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Seller would enter into this Agreement; accordingly:

          (i) if Seller fails to promptly pay the amount due pursuant to Section 5.05(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against Seller for the Parent Termination Fee, Seller shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Parent Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of interest as published in The Wall Street Journal and in effect on the date such payment was required to be made; or

          (ii) if Parent fails promptly to pay the amount due pursuant to
     Section 5.05(c), and, in order to obtain such payment, Seller commences a suit that results in a judgment against Parent for the Seller Termination Fee, Parent shall pay to Seller its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Seller Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of interest as published in The Wall Street Journal and in effect on the date such payment was required to be made.

          (e) In the event of a termination of this Agreement in connection with which:

          (i) Parent is entitled to receive the Parent Termination Fee, Parent's right to receive payment of the Parent Termination Fee from Seller pursuant to this Section 5.05 shall be the sole and exclusive remedy of Parent and its Affiliates against Seller and any of its current, former or future representatives, Affiliates, directors, officers, employees, partners, managers, members or stockholders (each, a "SELLER PARTY") for any loss or damage suffered as a result of the failure of the Acquisition to be consummated or any breach of this Agreement or any representation, warranty, covenant or agreement contained herein or otherwise, and upon payment of such amount none of the Seller Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, Parent may waive receipt of the Parent Termination Fee when one is otherwise payable pursuant to this Agreement prior to receipt thereof and seek actual damages (which shall not include consequential damages) in the event of a material breach by Seller of the representations and warranties set forth in Section
     3.01 (other than the last sentence of Section 3.01(e)) (the "SELLER FUNDAMENTAL REPRESENTATIONS") or in the event of a material and willful breach of an obligation of Seller set forth in this Agreement taken by, or effected by inaction of, Seller.

          (ii) Seller is entitled to receive the Seller Termination Fee, other than any rights against the guarantors pursuant to, but only to the extent provided in, the SAC Guarantee, Seller's right to receive payment of the Seller Termination Fee from Parent pursuant to this Section 5.05 shall be the sole and exclusive remedy of Seller and its Affiliates against Parent, Buyer, the Subscriber and any of their respective current, former or future representatives, Affiliates, directors, officers, employees, partners, managers, members or stockholders (each, a "PARENT PARTY") for any loss or damage suffered as a result of the failure of the Acquisition to be consummated or any breach of this Agreement or any representation, warranty, covenant or agreement contained herein or otherwise, and upon payment of such amount none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

          (f) Notwithstanding anything in this Agreement to the contrary, in the event the Acquisition is not consummated, the maximum aggregate liability of the Parent Parties for all damages to Seller shall be limited to the amount of the Seller Termination Fee. In the event the Acquisition is not consummated, the maximum aggregate liability of Seller to the Parent Parties shall be limited to the Parent Termination Fee, except as otherwise specifically permitted or required by Section 5.05(e)(i) and Section 9.10. Without limiting Section 9.10, in no event shall Seller or any of its Affiliates (other than the Company) seek any equitable relief or equitable remedies of any kind whatsoever, money damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Buyer, or any other Parent Party in excess of the Seller Termination Fee in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement or any representation, warranty, covenant or agreement contained herein or otherwise. Seller acknowledges and agrees that, in the event the Acquisition is not consummated, it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Seller Damages, any of the Parent Parties (other than (x) Parent, but only to the extent provided in this Agreement, and (y) the guarantors pursuant to, but only to the extent provided in, the SAC Guarantee), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against any other Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

          Section 5.06. Public Announcements. Parent and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements made by or on behalf of it with respect to the transactions contemplated by this Agreement, including the Acquisition, and the Subscription Agreement, and shall not issue any such press release or make any such public statement without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned, except as required by applicable Law or by any national securities exchange AIM or any applicable regulatory body. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Seller shall use its reasonable best efforts to cause the Company (i) not to breach its obligations under the Confidentiality Agreement and the SAC Confidentiality Agreement and (ii) to approve, pursuant to the Confidentiality Agreement and the SAC Confidentiality Agreement, any press releases or public statements jointly approved by Seller and Parent.

          Section 5.07. Director Replacement. Seller shall (i) deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective immediately prior to the Closing, of the Seller Directors, (ii) use its reasonable best efforts to cause the individuals designated by Parent in writing at least twenty (20) business days prior to the Closing (the "PARENT DIRECTORS") to be appointed to the board of directors of the Company, effective immediately prior to the Closing and upon and subject to the effective time of the resignation of the Seller Directors, as replacements for the Seller Directors, and (iii) use its reasonable best efforts to cause the Company to comply with SEC Rule 14f-1 by filing with the SEC, and transmitting to all holders of record of Common Stock who would be entitled to vote at a meeting for election of directors of the Company, not less than ten days prior to the Closing Date, a notice containing such information regarding the Parent Directors as is contemplated by Rule 14f-1 of the Exchange Act, and Parent agrees to provide such information to Seller concurrent with Parent's designation of the Parent Directors. Parent agrees that the Parent Directors will be persons who meet the requirements of Section 3.01(e) of the Governance

Agreement as of the date they are appointed until the Closing Date, to the extent the Governance Agreement is then in effect. Seller shall use its reasonable best efforts to deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Closing, of those directors of the Company's subsidiaries designated by Parent to Seller in writing at least twenty (20) business days prior to the Closing.

          Section 5.08. Subscription Agreement. Parent shall use its reasonable best efforts to cause the Financing to be funded by the Subscriber in accordance with the Subscription Agreement, subject to the terms, provisions and limitations thereof. Parent shall not agree to any amendment or modification of the Subscription Agreement that would reasonably be expected to be adverse to Seller in any material respect. For the avoidance of doubt, notwithstanding the foregoing, the obligation of Parent and Buyer to effect the Acquisition shall not be subject to any financing condition.

          Section 5.09. Waiver. On or prior to the Closing Date, Philips Speech Recognition Systems GmbH, a limited liability company organized under the laws of Austria ("PSRS"), shall have provided the Company with a waiver, substantially in the form attached as Exhibit A hereto, through June 30, 2011 of PSRS' right to provide, prior to June 30, 2011, a two-year advance notice of termination of the Licensing Agreement between PSRS and the Company, dated May 22, 2000, provided that such waiver from PSRS shall become effective only, and be conditional, on (i) the Closing of the Acquisition and (ii) the Company agreeing during the 60-day period following the Closing Date to a similar waiver of its right to terminate such Licensing Agreement.

          Section 5.10. Intentionally Omitted..

          Section 5.11. Shareholders Agreement. On the Closing Date, Seller shall agree to enter into a Shareholders Agreement with Subscriber (which at the request of Seller will include a separate registration rights agreement among Seller, Parent and Subscriber) containing the terms set forth in Exhibit B hereto and/or such additional or modified terms as the parties shall agree (the "SHAREHOLDERS AGREEMENT").

          Section 5.12. Amendment of the Company By-laws. Seller shall use its reasonable best efforts to cause the Company By-laws to be amended prior to the Closing to reflect the amendment set forth on Exhibit C.

          Section 5.13. No Company Liability or Obligation. The Company shall have no liability or obligation to any of Parent, Buyer or Seller in connection with this Agreement and the transactions contemplated hereby.

          Section 5.14. Acquisition of Parent Common Shares. Prior to the Closing Date and after announcement by Parent of the signing of this Agreement to the London Stock Exchange plc, the Seller shall acquire 100 Parent Common Shares in a manner to be agreed by Seller and Parent prior to Closing on terms to be mutually agreed.

          Section 5.15. Convertible Note Anti-Dilution Adjustments. At any time following the date hereof and prior to Closing, if Parent shall take any action that would have resulted in an anti-dilution adjustment of the Convertible Note had the Convertible Note been outstanding, the conversion rate of the Convertible Note shall be equitably adjusted to be effective at the time of the issuance of the Convertible Note.

                                   ARTICLE VI

                              Conditions Precedent

          Section 6.01. Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligation of each party to effect the Acquisition is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

          (a) Parent Shareholder Approval and AIM Admission. The Parent Shareholder Approval shall have been obtained and AIM Admission shall have occurred;

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Acquisition under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired; and

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other Law (collectively, "RESTRAINTS") shall be in effect preventing the consummation of the Acquisition or any of the transactions contemplated hereby.

          Section 6.02. Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to effect the Acquisition are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

          (a) Fundamental Representations and Warranties. The Seller Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of such time, provided that representations made as of a specific date shall be required to be so true and correct in all material respects as of such date only. Parent and Buyer shall have received a certificate signed by a duly authorized representative of Seller as of the Closing Date attesting to the foregoing;

          (b) Other Representations and Warranties. The representations and warranties set forth in (A) the last sentence of Section 3.01(e), and (B)
Section 3.02 shall be true and correct (i) in all material respects as of the date of this Agreement and (ii) in all respects as of the Closing (without, in the case of this clause (ii), giving effect to any qualification as to "knowledge," "materiality" or "Material Adverse Effect" set forth therein) as if made at and as of such time, except in the case of this clause (ii) where the failure to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, provided in the case of each of clauses (i) and (ii) that representations made as of a specific date shall be required to be so true and correct subject to such qualifications as of such date only. Parent and Buyer shall have received a certificate signed by a duly authorized representative of Seller as of the Closing Date attesting to the foregoing;

          (c) Performance by Company. Since the date of this Agreement, the Company shall not have taken or refrained from taking, as applicable, any action that would have resulted in a material breach of any provision hereof, in each case as if the Company were a party to this Agreement and the actions that this Agreement requires Seller to use its reasonable best efforts to cause the Company to take or refrain from taking were direct obligations of the Company;

          (d) Performance of Obligations of Seller. Seller shall have performed in all material respects all its obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed by a duly authorized representative of Seller as of the Closing Date attesting to the foregoing;

          (e) Termination of Governance Agreement. The Governance Agreement shall have terminated in accordance with its terms effective upon the Closing;

          (f) Amendment of Company By-laws. The Company By-laws shall have been amended to reflect the amendment set forth on Exhibit C;

          (g) Seller Statement and Minimum Actual Cash. On the Actual Cash Determination Date, Seller shall have delivered the Seller Statement certifying that the Actual Cash as of Closing will equal to or exceed Third Target Cash;

          (h) Company Directors. (i) Immediately prior to the consummation of the Closing, the Parent Directors shall represent a majority of the members of the board of directors of the Company, and (ii) the Company shall have complied with SEC Rule 14f-1 by filing with the SEC, and transmitting to all holders of record of Common Stock who would be entitled to vote at a meeting for election of directors of the Company, not less than ten days prior to the Closing Date, a notice containing such information regarding the Parent Directors as is required under Rule 14f-1 of the Exchange Act; and

          (i) Parent Common Shares. Immediately prior to the Closing, Seller shall own 100 Parent Common Shares.

          Section 6.03. Conditions to Obligation of Seller. The obligation of Seller to effect the Acquisition is further subject to the satisfaction or (to the extent permitted by Law) waiver by Seller on or prior to the Closing Date of the following conditions:

          (a) Fundamental Representations and Warranties. The representations and warranties set forth in Section 3.03(a), Section 3.03(b) and Section 3.03(h) (the "PARENT FUNDAMENTAL REPRESENTATIONS") shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of such time, provided that representations made as of a specific date shall be required to be so true and correct in all material respects as of such date only. Seller shall have received a certificate signed on behalf of

Parent by a duly authorized representative of Parent as of the Closing Date attesting to the foregoing; and

          (b) Other Representations and Warranties. The representations and warranties of Parent and Buyer contained in this Agreement, other than those to which Section 6.03(a) applies, shall be true and correct (i) in all material respects as of the date of this Agreement and (ii) in all respects as of the Closing (without, in the case of this clause (ii), giving effect to any qualification as to "materiality" or "Parent Material Adverse Effect" set forth therein) as if made at and as of such time, except in the case of this clause
(ii) where the failure to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, provided in the case of each of clauses (i) and (ii) that representations made as of a specific date shall be required to be so true and correct subject to such qualifications as of such date only. Seller shall have received a certificate signed on behalf of Parent by a duly authorized representative of Parent as of the Closing Date attesting to the foregoing; and

          (c) Performance of Obligations of Parent and Buyer. Parent and Buyer shall have performed in all material respects all their respective obligations required to be performed by each under this Agreement on or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Parent by a duly authorized representative of Parent as of the Closing Date attesting to the foregoing.

          Section 6.04. Frustration of Closing Conditions. In connection with determining satisfaction of the conditions set forth in Section 6.01, 6.02 or 6.03, none of Seller, Parent or Buyer may rely on the failure of any condition to be satisfied, if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to consummate the Acquisition and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03; provided that no party shall be required to close in violation of Law or an applicable Restraint.

                                  ARTICLE VII

                        Termination, Amendment and Waiver

          Section 7.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual written consent of Parent, Buyer and Seller;

          (b) by either Parent or Seller:

          (i) if the Acquisition shall not have been consummated on or before September 30, 2008; provided, however, that such date is automatically extended to October 31, 2008 if the Closing has not occurred by September 30, 2008 as a result of the failure to satisfy the condition set forth in
     Section 6.01(a) and all other conditions precedent to consummate the Acquisition (other than those conditions that by their terms are to be satisfied at the Closing) shall have been satisfied by September 30, 2008;

     provided further, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act to take steps referred to in Sections 5.01, 5.02, 5.03, 5.07, 5.08,
     5.12 and 5.14 of this Agreement has been a principal cause of or resulted in the failure of the Acquisition to be consummated on or before such date;

          (ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this
     Section 7.01(b)(ii) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in such Restraint; or

          (iii) if the Parent Shareholder Approval shall not have been obtained
     (x) at the conclusion of the meeting of the holders of Parent Common Shares duly convened therefor at which a quorum is present and any adjournment or postponement thereof, or (y) prior to October 30, 2008, in which case this Agreement may be terminated by Seller on or after October 30, 2008.

          (c) by Parent (if neither it nor Buyer is in material breach of its representations and warranties set forth in Section 3.03 or covenants or agreements so as to cause any of subsections (a) through (c) of Section 6.01 or any of subsections (a) through (c) of Section 6.03 not to be satisfied), if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (excluding Seller's agreement to consummate the Acquisition when all of the conditions precedent to the Seller's obligation to consummate the Acquisition (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, the termination for which is governed under subsection
(e) below), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is incapable of being cured, or is not cured, by Seller within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent;

          (d) by Seller (if it is not in material breach of its representations and warranties set forth in Section 3.01 or Section 3.02, or its covenants or agreements so as to cause any of subsections (a) through (c) of Section 6.01 or any of subsections (a) through (i) of Section 6.02 not to be satisfied), if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (excluding Parent's agreement to consummate the Acquisition when all of the conditions precedent to Parent's obligation to consummate the Acquisition (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, the termination for which is governed under subsection (f) below), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Seller;

          (e) by Parent if, when all of the conditions precedent to Seller's obligation to consummate the Acquisition (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, Seller does not consummate the Acquisition on the Closing Date at a time when Parent is ready, willing and able to consummate the Acquisition; or

          (f) by Seller if, when all of the conditions precedent to Parent's obligation to consummate the Acquisition (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, Parent does not consummate the Acquisition on the Closing Date at a time when Seller is ready, willing and able to consummate the Acquisition.

          Section 7.02. Effect of Termination. Except as otherwise expressly provided in Section 5.05, and subject to the limitations set forth in Sections
5.05 and 9.10, in the event of termination of this Agreement by either Seller or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Buyer or Seller under this Agreement.

          Section 7.03. Amendment. This Agreement may be amended by the parties hereto at any time in a written instrument signed by all parties.

          Section 7.04. Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                                 Indemnification

          Section 8.01. Survival. The representations and warranties contained in this Agreement (other than, following the Closing Date, the representations and warranties contained in the Seller Fundamental Representations or the Parent Fundamental Representations) and all certificates delivered at Closing shall expire either on termination of this Agreement in accordance with Article VII or on the Closing Date. The representations and warranties set forth in the Seller Fundamental Representations and in the Parent Fundamental Representations shall survive from the Closing Date through the expiration of the applicable statute of limitations (if any). Upon the expiration of the Seller Fundamental Representations and the Parent Fundamental Representations during the period following the Closing Date pursuant to this Section 8.01, unless notice of a claim based on a representation and warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to Seller or Parent (each, an "INDEMNIFYING PARTY"), as applicable, prior to the expiration of such representation and warranty, such representation and warranty shall be deemed to be of no further force and effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort or under any other legal theory.

          Section 8.02. Indemnification.

          (a) Indemnification by Seller. To the extent that the Closing occurs and subject to the terms and conditions of this Article VIII, Parent, Buyer and their respective Affiliates (collectively, the "PARENT INDEMNIFIED PARTIES") shall be indemnified and held harmless by Seller for any and all liabilities, losses, damages, deficiencies, claims, suits, actions or causes of action, assessments, fines, costs and expenses (including reasonable attorneys' fees), interest, awards, settlements, judgments and penalties actually suffered or incurred, other than consequential damages (each a "LOSS"), by any Parent Indemnified Party, directly or indirectly arising out of or resulting from the breach of, or inaccuracy in, any of the Seller Fundamental Representations made by Seller in this Agreement. It will be no defense to an action for breach by Seller of the Seller Fundamental Representations that (i) Parent, Buyer or their respective Affiliates and Representatives have (or have not) made investigations into the affairs of Seller and its subsidiaries or (ii) that Seller could not have known of the misrepresentation or breach of warranty. Seller hereby waives any claim of subrogation against, or contribution from, the Company or any of its subsidiaries in connection with any matter indemnified by Seller under this
Article VIII. Notwithstanding anything contained herein, there shall be no double recovery for any Losses suffered from facts, circumstances or events giving rise to a breach, but the facts, circumstances or events giving rise to a breach could (subject to the provisions hereof) form the basis of a claim pursuant to this Agreement.

          (b) Indemnification by Parent and Buyer. To the extent that the Closing occurs and subject to the terms and conditions of this Article VIII, Seller and its Affiliates (collectively, the "SELLER INDEMNIFIED PARTIES" and collectively with the Parent Indemnified Parties, the "INDEMNIFIED PARTIES") shall be indemnified and held harmless by Parent and Buyer, jointly and severally, for any and all Losses by any Seller Indemnified Party, directly or indirectly arising out of or resulting from the breach of, or inaccuracy in, any of the Parent Fundamental Representations made by Parent and Buyer in this Agreement. It will be no defense to an action for breach by Parent or Buyer of the Parent Fundamental Representations that (i) Seller or its Affiliates and Representatives have (or have not) made investigations into the affairs of Parent and its subsidiaries or (ii) that Parent or Buyer could not have known of the misrepresentation or breach of warranty. Notwithstanding anything contained herein, there shall be no double recovery for any Losses suffered from facts, circumstances or events giving rise to a breach, but the facts, circumstances or events giving rise to a breach could (subject to the provisions hereof) form the basis of a claim pursuant to this Agreement.

          (c) Indemnification Procedures. No claim may be asserted nor may any proceeding be commenced against Seller for breach of any Seller Fundamental Representation or against Parent or Buyer for breach of any Parent Fundamental Representation unless written notice of such claim or proceeding is received by Seller or Parent, as applicable, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or proceeding on or prior to the date on which the representation or warranty on which such claim or proceeding is based ceases to survive as set forth in Section 8.01(a). The Indemnified Parties shall give the applicable Indemnifying Party notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that no delay on the part of an Indemnified Party in providing such notice to the applicable Indemnifying Party will relieve such Indemnifying Party from any obligations under this Article VIII, except to the extent that such delay actually and materially prejudices such Indemnifying Party. If an Indemnifying Party does not respond to such notice in writing within 30 days after receipt thereof, such Indemnifying Party will have no further right to contest the validity of such claim.

          Section 8.03. Third Party Claims.

          (a) If any claim is made by a third party against an Indemnified Party that, if sustained, would give rise to indemnification under Sections 8.02 of this Agreement, the Indemnified Party shall promptly notify the applicable Indemnifying Party in writing of the claim and will afford such Indemnifying Party the opportunity to defend or to settle the claim at such Indemnifying Party's sole expense; provided, however, that no delay on the part of an Indemnified Party in providing such notice to the applicable Indemnifying Party will relieve such Indemnifying Party from any obligations under this Article VIII, except to the extent that such delay actually and materially prejudices such Indemnifying Party. The Indemnifying Party will have the right to defend or, subject to clause (c) below, settle, at its own expense and with counsel of its choice, any such matter involving the asserted liability of the Indemnified Party, if the Indemnifying Party promptly gives written notice of its intention to do so to the Indemnified Party within 30 days after receipt of notice thereof. If the Indemnifying Party does not respond to such notice in writing within 45 days after receipt thereof, the Indemnifying Party will have no further right to contest the validity of such claim.

          (b) In the event that the Indemnifying Party elects not to exercise the right to undertake any such defense against any third party claim as provided in (a) above, such Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense, and to the extent possible make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, pertinent records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party.

          (c) In the event that the Indemnifying Party exercises the right to undertake any such defense against any third party claim as provided in (a) above, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and to the extent possible make available to the Indemnifying Party, at the Indemnifying Party's expense, all such witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party. No third party claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld if such settlement provides for a full and unconditional release of the Indemnified Party. If the Indemnifying Party elects to direct the defense of any such third party claim, the Indemnified Party will not pay, or permit to be paid, any part of such third party claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld), or unless the Indemnifying Party withdraws from the defense of such third party claim or unless a final judgment, from which no appeal may be taken by or on behalf of the Indemnifying Party, is entered against the Indemnified Party for such third party claim.

                                   ARTICLE IX

                               General Provisions

          Section 9.01. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Parent or Buyer, to:

               CBaySystems Holdings Limited
               2661 Riva Road
               Building 1000, Fifth Floor
               Annapolis, Maryland 21401
               Facsimile: (410) 266-9409
               Attention: Raman Kumar

               with a copy to (which shall not constitute notice):

               Jones Day
               77 West Wacker Drive
               Chicago, Illinois 60601
               Facsimile: (312) 782-8585
               Attention: Philip S. Stamatakos, Esq.

               and

               CMS Cameron McKenna LLP
               Mitre House
               160 Aldersgate Street
               London EC1A 4DD
               United Kingdom
               Facsimile: + 44-20-7367-2000
               Attention: Peter Smith, Esq.

               and

               S.A.C. PEI CB Investment, L.P.
               c/o S.A.C. Capital Advisors, LLC
               72 Cummings Point Road

               Stamford, Connecticut 06902
               Facsimile: (203) 823-4209
               Attention: General Counsel

               with a copy to (which shall not constitute notice):

               Simpson Thacher & Bartlett LLP
               1999 Avenue of the Stars, 29th Floor
               Los Angeles, California  90067
               Facsimile: (310) 407-7555
               Attention: Daniel Clivner, Esq.

          if to Seller, to:

               Koninklijkle Philips Electronics N.V.
               Breitner Center, HBT 17
               Amstelplein 2, 1096 BC
               P.O. Box 77900
               1070 MX Amsterdam
               The Netherlands
               Facsimile: (31) 20 59 77300
               Attention: James Nolan, Executive Vice President, Corporate Mergers & Acquisitions

               with a copy to (which shall not constitute notice):

               Sullivan & Cromwell LLP
               125 Broad Street
               New York, NY 10004
               Facsimile: (212) 558-3588
               Attention: Neil T. Anderson

          Section 9.02. Definitions. For purposes of this Agreement:

          (a) "ACTUAL CASH" means the amount that would be reflected on the line item "Cash and cash equivalents" on a balance sheet of the Company (i.e. $153,801,000 at April 30, 2008) as of the close of business on the relevant date, and, in the case of the Seller Certificate or Final Certificate, as of the close of business on the business day prior to the Closing Date, in each case prepared in accordance with U.S. GAAP on a basis consistent with past practices of the Company, as set forth on the Seller's Statement delivered pursuant to
Section 2.04, and, if the Cash Dividend Event occurs, as determined following the payment of the last installment of the Cash Dividend.

          (b) "ACTUAL CASH DETERMINATION DATE" means the third Business Day prior to the Closing Date when the Actual Cash is determined and the Seller's Statement is delivered to Parent.

          (c) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          (d) "APPROVED EXCLUSION" means Cash and Cash Equivalents actually paid or agreed to be paid by the Company pursuant to new agreement(s) (the "new agreements") relating to the matters previously disclosed in writing to Parent and Subscriber (the "listed matters") that are not greater than the estimated payments for such listed matters previously agreed in writing by Seller, Parent and Subscriber; it being understood that if new agreements relating to more than one of the listed matters are executed prior to Closing, the Approved Exclusion will equal the lesser of (i) the aggregate of the amounts actually paid or agreed to be paid under all such new agreements (but not for any other listed matters) and (ii) the aggregate amounts of the estimated payments for all listed matters covered by such new agreements (but not for any other listed matters).

          (e) "BRIDGED CASH ADJUSTMENT" shall be equal to (i) Second Target Cash, less (ii) Actual Cash to the extent Actual Cash is (x) less than Second Target Cash and (y) greater than or equal to Third Target Cash, and times (iii) Seller's Percentage, provided that if Actual Cash is greater than or equal to Second Target Cash, the Bridged Cash Adjustment shall be equal to zero.

          (f) "BRIDGED CASH NOTE" shall refer to the note issued by Buyer having the terms set forth on Exhibit D hereto.

          (g) "CASH ADJUSTMENT AMOUNT" shall be equal to (i) First Target Cash (as defined below), less (ii) Actual Cash to the extent Actual Cash is (x) less than First Target Cash and (y) greater than or equal to Second Target Cash, times (iii) Seller's Percentage, provided that if Actual Cash is greater than or equal to First Target Cash, the Cash Adjustment Per Share shall be equal to zero. For the avoidance of doubt, the Cash Adjustment Amount will be no greater that $6,947,891.

          (h) "CASH DIVIDEND ADJUSTMENT AMOUNT" shall be equal to Seller's Percentage times the Cash Dividend.

          (i) "CONVERTIBLE NOTE" shall refer to the 6.00% convertible notes to be issued by Buyer and guaranteed by Parent having the terms set forth on Exhibit E hereto.

          (j) "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union, depository institution or similar organization, other than an account evidenced by a negotiable certificate of deposit.

          (k) "EMPLOYEE" of any person shall include, where the context requires, any officer of such person whether or not such officer is also an employee of such person;

          (l) "EXCESS CASH" shall be equal to Seller's Percentage times an amount equal to (i) the Actual Cash minus (ii) First Target Cash; provided that if First Target Cash is greater than or equal to the Actual Cash, the Excess Cash shall be equal to zero.

          (m) "FIRST TARGET CASH" means $140,000,000 minus any Approved Exclusion, and, if the Cash Dividend Event occurs, less the Cash Dividend.

          (n) "MATERIAL ADVERSE EFFECT" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development relating to the United States economy or securities markets in general, so long as each of the foregoing does not adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate, (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company participates, so long as each of the foregoing does not adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate, (iii) any failure, in and of itself, by the Company to meet any, or any change by the Company of, internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any change, effect, event, occurrence, state of facts or development causing or contributing to such failure not otherwise excluded in the other exceptions in clauses (i) through (vii) of this definition shall be taken into account in determining whether a Material Adverse Effect has occurred), (iv) the effect of any change in any applicable Laws or GAAP after the date of this Agreement, so long as each of the foregoing does not adversely effect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate, (v) any change arising out of the announcement of the Acquisition or the other transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of the Company and its subsidiaries with their respective employees, customers, partners or suppliers resulting therefrom), (vi) any change, effect, event, occurrence, state of facts or development arising out of earthquakes, hurricanes or other natural disasters, so long as each of the foregoing does not adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate, and (vii) any change, effect, event, occurrence, state of facts or development arising out of the commencement, occurrence, continuation or intensification of any war, armed hostilities or acts of terrorism, so long as each of the foregoing does not adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate. Without limiting the generality of the foregoing, but without being subject to the foregoing, the parties acknowledge and agree that one or more disruptions in the DocQment Enterprise Platform of the Company or any of its subsidiaries after the date hereof that affect their operations or the ability to meet contractual performance obligations (e.g., service level agreements) for more than 36 hours in the aggregate shall be a Material Adverse Effect.

          (o) "NOTES" shall refer to the Bridged Cash Note and the Convertible Note.

          (p) "PARENT MATERIAL ADVERSE EFFECT" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition, or results of operations of Parent and its subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development relating to the United States, India or world economy or securities markets in general, so long as each of the foregoing does not adversely affect Parent and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate, (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Parent participates, so long as each of the foregoing does not adversely affect Parent and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate, (iii) any failure, in and of itself, by Parent to meet any, or any change by Parent of, internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any change, effect, event, occurrence, state of facts or development causing or contributing to such failure not otherwise excluded in the other exceptions in clauses (i) through (vii) of this definition shall be taken into account in determining whether a Parent Material Adverse Effect has occurred), (iv) the effect of any change in any applicable Laws or GAAP after the date of this Agreement, so long as each of the foregoing does not adversely effect Parent and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate, (v) any change arising out of the announcement of the Acquisition or the other transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of Parent and its subsidiaries with their respective employees, customers, partners or suppliers resulting therefrom), (vi) any change, effect, event, occurrence, state of facts or development arising out of earthquakes, hurricanes or other natural disasters, so long as each of the foregoing does not adversely affect Parent and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate, and (vii) any change, effect, event, occurrence, state of facts or development arising out of the commencement, occurrence, continuation or intensification of any war, armed hostilities or acts of terrorism, so long as each of the foregoing does not adversely affect Parent and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate.

          (q) "PARENT VOTING AGREEMENTS" means voting agreements with respect to Parent Shareholders eligible to vote at the Parent Shareholders Meeting which, among other matters, (i) grant irrevocable powers of attorney to Parent in favor of approval of the acquisition of Shares in the Acquisition and any other required Parent shareholder vote to consummate the Acquisition and other transactions contemplated by this Agreement and the Subscription Agreement and
(ii) commit the holders of shares of such voting stock of Parent to hold such voting stock through any record date for the Parent Shareholders Meeting and any adjournment or postponement thereof.

          (r) "PERMITTED ENCUMBRANCES" means (i) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) ordinary course mechanics', carriers', workmen's, repairmen's, materialmen's statutory liens, other Encumbrances or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) Encumbrances imposed by applicable Law; (iv) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) imperfections of title, liens, easements, covenants, rights of way or other restrictions on use the existence of which would not, individually or in the aggregate, have a material effect on the Company; and (vii) any other Encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company.

          (s) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (t) "POST-CLOSING BUYER DIVIDEND" shall be equal to (i) the Post-Closing Dividend times (ii) Seller's Percentage.

          (u) "POST-CLOSING BUYER DIVIDEND TAX AMOUNT" shall be equal to (i) 8.0% times (ii) the lesser of (A) Seller's Percentage times the Taxable Portion of Dividend and (B) the Post-Closing Buyer Dividend; provided that if the Cash Dividend is greater than or equal to the Taxable Portion of Pre-Closing Dividend, the Post-Closing Buyer Dividend Tax Amount shall be equal to zero.

          (v) "POST-CLOSING BUYER DIVIDEND TAX BURDEN" shall be equal to the absolute value of an amount equal to (i) the Post-Closing Tax Offset Cushion minus (ii) the Post-Closing Buyer Dividend Tax Amount; provided that if the Post-Closing Tax Offset Cushion is greater than or equal to the Post-Closing Buyer Dividend Tax Amount, the Post-Closing Buyer Dividend Tax Burden shall be equal to zero.

          (w) "POST-CLOSING DIVIDEND" means the aggregate amount of dividends in cash actually paid to shareholders of the Company commencing from the Closing Date and through the date on which Buyer repays the Bridged Cash Note in full (including accrued and unpaid interest thereon).

          (x) "POST-CLOSING TAX ADJUSTMENT AMOUNT" shall be equal to (i) 50% times (ii) the Post-Closing Buyer Dividend Tax Burden.

          (y) "POST-CLOSING TAX OFFSET CUSHION" shall be equal to (i) the Excess Cash minus (ii) the Pre-Closing Seller Dividend Tax Amount; provided that if the Pre-Closing Seller Dividend Tax Amount is greater than or equal to the Excess Cash, the Post-Closing Tax Offset Cushion shall be equal to zero.

          (z) "PRE-CLOSING SELLER DIVIDEND TAX AMOUNT" shall be equal to Seller's Percentage of (i) 5.0% times (ii) the lesser of (A) the Taxable Portion of Pre-Closing Dividend and (B) the Cash Dividend.

          (aa) "PRE-CLOSING SELLER DIVIDEND TAX BURDEN" shall be equal to the absolute value of an amount equal to (i) the Excess Cash minus (ii) the Pre-Closing Seller Dividend Tax Amount; provided that if the Excess Cash is greater than or equal to the Pre-Closing Seller Dividend Tax Amount, the Pre-Closing Seller Dividend Tax Burden shall be equal to zero.

          (bb) "PRE-CLOSING TAX ADJUSTMENT AMOUNT" shall be equal to (i) 50% times (ii) the Pre-Closing Seller Dividend Tax Burden.

          (cc) "REPRESENTATIVES" means directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of a person.

          (dd) "SAC FUNDS" means the parties to the Limited Backup SAC
Guarantee.

          (ee) "SECOND TARGET CASH" means $130,000,000 minus any Approved Exclusion, and, if the Cash Dividend Event occurs, less the Cash Dividend.

          (ff) "SELLER'S PERCENTAGE" means a fraction, expressed as a percentage, equal to 69.4789%.

          (gg) a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) of which is owned directly or indirectly by such first person.

          (hh) "TAXABLE PORTION OF DIVIDEND" shall be equal to the amount of the earnings and profits of the Company for tax purposes as determined on the Actual Cash Determination Date and set forth on the Seller's Statement delivered pursuant to Section 2.04, expressed in dollar amounts.

          (ii) "TAXABLE PORTION OF PRE-CLOSING DIVIDEND" means the portion of the Cash Dividend that is attributable to the earnings and profits of the Company for tax purposes, as determined by the Company with respect to such Cash Dividend and set forth on the Seller's Statement delivered pursuant to Section 2.04, expressed in dollar amounts.

          (jj) "THIRD TARGET CASH" means $115,000,000 minus any Approved Exclusion, and, if the Cash Dividend Event occurs, less the Cash Dividend.

          Section 9.03. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Seller Disclosure Schedule and the Parent Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a person are also to its permitted successors and assigns. The "reasonable best efforts" of Seller shall be deemed to include (without any limitation of such term) the reasonable best efforts of the directors of the Company then appointed by Seller pursuant to Section 3.01 of the Governance Agreement (the "SELLER DIRECTORS") (to the extent such reasonable best efforts by the Seller Directors are not reasonably likely to result in a conflict with their fiduciary duties as Seller Directors and to the extent such reasonable best efforts by the Seller, as a majority shareholder, are not reasonably likely to result in a conflict with its fiduciary duties to the Company's other shareholders) causing the Company and its subsidiaries to not take or refrain from taking (as applicable) any action that would have resulted in a material breach of any provision hereof, in each case as if the Company were a party to this Agreement and the actions that this Agreement requires Seller to use its reasonable best efforts to cause the Company to take or refrain from the taking were direct obligations of the Company.

          Section 9.04. Mutual Drafting. The parties have participated jointly in negotiating and drafting this Agreement, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation in favor of or against any party by virtue of the authorship of any provision of this Agreement.

          Section 9.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

          Section 9.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (other than the Confidentiality Agreement, dated as of April 17, 2008, by and between Parent and Seller), and
(b) except for the provisions of Section 5.04, is not intended to and does not confer upon any person other than the parties any legal or equitable rights or remedies.

          Section 9.08. Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, except to the extent the Laws of the State of New Jersey are mandatorily applicable in connection with the Acquisition provisions contained in Articles I and II hereof. Notwithstanding the foregoing, and for the avoidance of doubt, neither Section 203(d) of the Delaware General Corporation Law nor any other similar or related Law of the State of Delaware shall apply to this Agreement, the Acquisition or the other transactions contemplated hereby.

          Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Buyer, upon prior written notice to Seller, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any directly or indirectly wholly owned subsidiary of Parent and (b) in the case of Buyer, to Parent or to any directly or indirectly wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Buyer, as applicable, of any of its obligations hereunder; provided that any such assignee of Parent or Buyer, as applicable, shall be primarily liable with respect to the obligations hereunder and the liability of Parent or Buyer, as applicable, shall be secondary. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          Section 9.10. Specific Enforcement. The parties agree that irreparable damage would occur and that Parent and Buyer would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by Seller and that money damages may not be an adequate remedy therefor. It is accordingly agreed that, prior to any termination of this Agreement pursuant to
Section 7.01, Parent and Buyer shall be entitled to any and all equitable remedies available to them (including, but not limited to, specific performance and injunctive relief) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any state court in the State of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. In the event that any such action shall be brought in equity to enforce the provisions of this Agreement, Seller shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. Notwithstanding anything herein to the contrary, the parties further acknowledge that Seller shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Buyer, to enforce specifically the terms and provisions of this Agreement against Parent or Buyer or otherwise to obtain any equitable relief or remedy against Parent or Buyer, and that Seller's sole and exclusive remedy with respect to any such breach shall be the remedy available to Seller set forth in Section 5.05(c).

          Section 9.11. Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to submit itself to the exclusive jurisdiction and venue of the courts of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the federal court of the United States of America) sitting in New Castle County in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, and (b) irrevocably agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the federal court of the United States of America) sitting in New Castle County in the State of Delaware. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

          Section 9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 9.14. No Waiver of Rights. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Buyer and Seller have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                        CBAYSYSTEMS HOLDINGS LIMITED


                                        By
                                           -------------------------------------
                                        Name:
                                        Title:


                                        CBAY INC.


                                        By
                                           -------------------------------------
                                        Name:
                                        Title:


                                        KONINKLIJKE PHILIPS ELECTRONICS N.V.


                                        By
                                           -------------------------------------
                                        Name:
                                        Title:

                                                                         ANNEX I

                             Index of Defined Terms

Term                                                        Section Reference
----                                                     -----------------------
Acquisition...........................................                  Recitals
Actions...............................................           Section 3.02(h)
Actual Cash...........................................           Section 9.02(a)
Actual Cash Determination Date........................           Section 9.02(b)
Admission Document....................................              Section 5.01
Affiliate.............................................           Section 9.02(c)
Agreement.............................................                  Preamble
AIM Admission.........................................        Section 3.03(b)(i)
AIM Rules.............................................              Section 5.01
Approved Exclusion....................................           Section 9.02(d)
Auditor...............................................           Section 2.04(b)
Bridged Cash Adjustment...............................           Section 9.02(e)
Bridged Cash Note.....................................           Section 9.02(f)
Buyer.................................................                  Preamble
Cash Adjustment Amount................................           Section 9.02(g)
Cash Dividend.........................................              Section 2.03
Cash Dividend Adjustment Amount.......................           Section 9.02(h)
Cash Dividend Event...................................              Section 2.03
Cash Dividend Option..................................              Section 2.03
Closing...............................................              Section 2.01
Closing Date..........................................              Section 2.01
Code..................................................       Section 3.02(i)(ii)
Common Stock..........................................                  Recitals
Company...............................................                  Recitals
Company By-laws.......................................           Section 3.02(a)
Company Certificate...................................           Section 3.02(a)
Company Intellectual Property Rights..................        Section 3.02(p)(i)
Company Permits.......................................           Section 3.02(m)
Company Plans.........................................        Section 3.02(i)(i)
Company Reports.......................................           Section 3.02(d)
Compensation and Benefit Plans........................        Section 3.02(i)(i)
Confidentiality Agreement.............................              Section 5.02
Contract..............................................       Section 3.01(d)(ii)
Convertible Note......................................           Section 9.02(i)
December 2007 Balance Sheet...........................           Section 3.02(h)
Deposit Account.......................................           Section 9.02(j)
Edgar.................................................           Section 3.02(a)
employee..............................................           Section 9.02(k)
Employees.............................................        Section 3.02(i)(i)
Encumbrances..........................................       Section 3.01(d)(ii)
Environmental Law.....................................           Section 3.02(k)

Term                                                        Section Reference
----                                                     -----------------------
ERISA.................................................        Section 3.02(i)(i)
ERISA Affiliate.......................................      Section 3.02(i)(iii)
Excess Cash...........................................           Section 9.02(l)
Exchange Act..........................................           Section 3.01(c)
Final Statement.......................................           Section 2.04(b)
Financial Statements..................................           Section 3.02(f)
Financing.............................................           Section 3.03(c)
First Target Cash.....................................           Section 9.02(m)
GAAP..................................................           Section 3.02(f)
Governance Agreement..................................           Section 3.01(h)
Governmental Entity...................................           Section 3.01(c)
Hazardous Substance...................................           Section 3.02(k)
HSR Act...............................................           Section 3.01(c)
HSR Filing............................................           Section 5.03(a)
Indebtedness..........................................           Section 3.02(c)
Indemnified Parties...................................           Section 8.02(b)
Indemnifying Party....................................              Section 8.01
IP Rights.............................................        Section 3.02(p)(i)
IRS...................................................       Section 3.02(i)(ii)
Laws..................................................           Section 3.02(m)
Leased Property.......................................        Section 3.02(q)(i)
Leases................................................        Section 3.02(q)(i)
Loss..................................................           Section 8.02(a)
Material Adverse Effect...............................           Section 9.02(n)
Material Contract.....................................           Section 3.02(n)
Notes.................................................           Section 9.02(o)
Objection Notice......................................           Section 2.04(b)
Parent................................................                  Preamble
Parent Common Shares..................................      Section 3.03(b)(iii)
Parent Directors......................................              Section 5.07
Parent Disclosure Schedule............................              Section 3.03
Parent Financial Statements...........................           Section 3.03(f)
Parent Fundamental Representations....................           Section 6.03(a)
Parent Indemnified Parties............................           Section 8.02(a)
Parent Material Adverse Effect........................           Section 9.02(p)
Parent Party..........................................       Section 5.05(e)(ii)
Parent Permits........................................           Section 3.03(g)
Parent Shareholder Approval...........................        Section 3.03(b)(i)
Parent Shareholders Meeting...........................        Section 3.03(b)(i)
Parent Termination Fee................................           Section 5.05(b)
Parent Voting Agreements..............................           Section 9.02(q)
Permitted Encumbrances................................           Section 9.02(r)
person................................................           Section 9.02(s)
Personal Property.....................................           Section 3.02(r)
Possible Seller Transaction...........................           Section 3.01(e)
Post-Closing Buyer Dividend...........................           Section 9.02(t)

Term                                                        Section Reference
----                                                     -----------------------
Post-Closing Buyer Dividend Tax Amount................           Section 9.02(u)
Post-Closing Buyer Dividend Tax Burden................           Section 9.02(v)
Post-Closing Dividend.................................           Section 9.02(w)
Post-Closing Tax Adjustment Amount....................           Section 9.02(x)
Post-Closing Tax Offset Cushion.......................           Section 9.02(y)
Pre-Closing Seller Dividend Tax Amount................           Section 9.02(z)
Pre-Closing Seller Dividend Tax Burden................          Section 9.02(aa)
Pre-Closing Tax Adjustment Amount.....................          Section 9.02(bb)
Post-Signing Returns..................................           Section 4.01(d)
Properties............................................           Section 3.02(k)
PSRS..................................................              Section 5.09
Purchase Price........................................              Section 2.02
Representatives.......................................   Sections 4.03, 9.02(dd)
Restraints............................................           Section 6.01(c)
SAC Funds.............................................          Section 9.02(ee)
SAC Guarantee.........................................           Section 3.03(d)
SAC PCG...............................................           Section 3.01(e)
SAC PCG Confidentiality Agreement.....................           Section 3.01(e)
Sarbanes-Oxley Act....................................           Section 3.02(d)
SEC...................................................           Section 3.01(c)
Second Target Cash....................................          Section 9.02(ff)
Securities............................................        Section 3.01(g)(i)
Securities Act........................................       Section 3.01(g)(ii)
Seller................................................                  Preamble
Seller Directors......................................              Section 9.03
Seller Disclosure Schedule............................              Section 3.01
Seller Fundamental Representations....................        Section 5.05(e)(i)
Seller Indemnified Parties............................           Section 8.02(b)
Seller Party..........................................        Section 5.05(e)(i)
Seller's Percentage...................................          Section 9.02(gg)
Seller's Statement....................................              Section 2.04
Seller Termination Fee................................           Section 5.05(c)
Shares................................................                  Recitals
Shareholders Agreement................................              Section 5.11
Stock Options.........................................           Section 3.02(c)
Stock Plans...........................................           Section 3.02(c)
Subscriber............................................        Section 3.03(b)(i)
Subscription Agreement................................           Section 3.03(c)
subsidiary............................................          Section 9.02(hh)
Tax...................................................           Section 3.02(l)
Taxable...............................................           Section 3.02(l)
Taxable Portion of Dividend...........................          Section 9.02(ii)
Taxable Portion of Pre-Closing Dividend...............          Section 9.02(jj)
Taxes.................................................           Section 3.02(l)
Tax Return............................................           Section 3.02(l)
Third Target Cash.....................................          Section 9.02(kk)

Term                                                        Section Reference
----                                                     -----------------------
Waivers...............................................           Section 3.01(e)
WARN..................................................           Section 3.02(o)

                                                                       EXHIBIT A

                                 FORM OF WAIVER

Dated: _____________________


From: Philips Speech Recognition Systems GmbH
      Triester Strasse 64
      A-1101 Vienna, Austria,


To:   MedQuist Inc.
      Five Greentree Centre, Suite 311
      Marlton, New Jersey 08053

Re:   Waiver

Dear Sir or Madam:


          Reference is hereby made to that certain Licensing Agreement, dated as of May 22, 2000 (as amended, the "Agreement"), by and between MedQuist Inc., a New Jersey corporation ("MQ"), and Philips Speech Processing GmbH, an Austrian corporation, which agreement has been legally transferred by means of a legal merger to Philips Austria GmbH and subsequent legal split to Philips Speech Recognition Systems GmbH ("PSRS").


          For good and valuable consideration, PSRS hereby irrevocably waives, through June 30, 2011, its right to provide, prior to June 30, 2011, a two-year advance notice to terminate the Agreement.

          This letter shall be governed by and construed in accordance with the domestic laws of the State of New York, without regard to its choice of law rules.

          This letter may be executed in counterparts, each of which when so executed shall be deemed an original and all of which, shall constitute one and the same agreement.

                            [Signature Page Follows]

                                        PHILIPS SPEECH RECOGNITION SYSTEMS GMBH


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:



                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:



ACKNOWLEDGED AND AGREED

MEDQUIST INC.


By:
    ---------------------------------
Name:
Title:

                                                                       EXHIBIT B

                   SUMMARY OF TERMS OF SHAREHOLDERS AGREEMENT

The following is a description of the material terms (unless the parties agree to modifications or additional terms to the agreement prior to its execution) for a Shareholders Agreement to be entered between Koninklijke Philips Electronics N.V. ("Philips") and S.A.C. PEI CB Investment, L.P. ("SAC") with respect to shares of CBay Systems Holdings B.V. (together with its successors, the "Company") owned by Philips and SAC. References herein to affiliates of SAC do not include the Company, S.A.C. Capital Associates, LLC, S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.

BOARD SEATS                 Philips shall not have any right to appoint
                            directors to the Board of Directors of the Company.

IRREVOCABLE PROXY; VOTING   For as long as the Shareholder Agreement is in
AGREEMENT                   effect, Philips will grant SAC an irrevocable proxy
                            with respect to any voting securities, including any
                            equity of the Company acquired by Philips upon
                            exercise of its convertible notes. Such proxy will
                            entitle SAC to vote Philips shares in favor of
                            directors and any and all other Shareholder action,
                            except in the case of any "Excluded Matters" (set
                            forth below).

                            The following matters would specifically be covered by such proxy to the extent requiring shareholder approval:

                            1) Acquisitions of businesses or assets or other investments;

                            2) Sales, leases, spin-offs and other dispositions of businesses or assets;

                            3) Mergers, consolidations, liquidations and dissolutions and similar transactions;

                            4) Undertaking an offering or listing/re-listing of securities;

                            5) Issuance of equity securities;

                            6) Declaration and payment of dividends, distributions and other payments to shareholders;

                            7) Institution of bankruptcy proceedings;

                            8) Charter or by-law amendments;

                            9) Incurrence of debt;

                            10) Election of directors; and

                            11) Ratification of auditors.

                            Notwithstanding the foregoing, the voting by shareholders with respect to the following matters would specifically not be covered by such proxy
                            ("Excluded Matters"):

                            1) Interested party transactions involving a benefit to SAC that requires or is being submitted for shareholder approval;

                            2) Imposing any additional transfer restrictions;

                            3) Limiting tag-along provisions; and

                            4) Any action that, by its terms, would cause
                            Philips to be subject to differential treatment
                            (including, but not limited to differential, consideration) as compared to SAC and its affiliates.

                            The granting of the proxy by Philips shall not be deemed to be a waiver or other termination of any other right or claim that Philips may have as a shareholder, and Philips reserves and shall have all of its rights and remedies with respect thereto.

                            If, for any reason, the proxy is unenforceable, Philips will agree to vote its shares as directed by SAC other than on Excluded Matters.

LIMITATIONS ON TRANSFER     Transfer rights of Philips and SAC and its
                            affiliates will be limited to transfers:

                                (1) to wholly-owned affiliated entities (with such transfer to the affiliate not subject to the tag-along and/or drag-along described below provided the affiliate agrees to be bound by the Shareholders
                                     Agreement and proxy);

                                (2) subject to the tag-along and/or drag-along provisions described below;

                                (3)  in a public offering pursuant to
                                     registration rights described below;

                                (4)  in stock exchange and open market
                                     transactions (other than arranged block
                                     sales), but no more on a daily basis than 25% of the averaged daily trading volume during the preceding thirty-day period; and

                                (5) in privately negotiated sales and arranged block sales that may be executed on the stock exchange; provided that in no event shall any sale to a single transferee be permitted representing more than 20% of the shares owned by Philips (on an as converted basis as of the closing date) in any single transaction or series of transactions, unless the transferee agrees to be bound by the Shareholders Agreement and proxy, in each case consistent with the terms described herein.

                                Philips shall notify SAC not less than five business days prior to any proposed transfer pursuant to clause 5 above of its intention to transfer its shares, including the proposed price range and manner of sale or transfer.

DRAG-ALONG                  SAC's affiliates ("Dragging Party") will have the
                            right if they receive an offer to purchase or
                            otherwise acquire more than 50% of the outstanding
                            Company equity interests (whether in a sale or
                            merger), to drag-along all

                            (but not less than all) of the equity interests held by Philips on the identical financial terms to be paid directly or indirectly to the Dragging Party and on the same terms and conditions, provided that Philips shall not be required or be deemed to have agreed to any representations or indemnity (except for representations and an indemnity as to good and unencumbered title to its equity interest and as to due and proper authorization by Philips), non-compete, non-solicitation or any other material non-financial terms or post-closing obligation without its express written approval.

TAG-ALONG                   Philips will receive 20 days advance notice
                            specifying the terms and other conditions and
                            Philips will have customary tag-along rights with
                            respect to any sale or series of sales of shares
                            beneficially owned by SAC and its affiliates that
                            amount to 25% or more of the equity beneficially
                            owned by SAC and its affiliates, with such tag-along
                            rights being for the same percentage of equity
                            ownership and on the identical financial terms to be
                            paid directly or indirectly to SAC and on the
                            identical terms and conditions.

                            Such tag-along rights shall not apply to any transfer by SAC to its affiliates or in public offerings, stock exchange or other open market sales.

REGISTRATION RIGHTS;        Beginning 180 days following conversion of all or a
COOPERATION                 portion of its notes into equity, Philips will have
                            an aggregate of one non-transferable demand
                            registration right under UK securities laws (and any
                            similar US requirements if the shares are then
                            registered in the United States), which may be
                            exercised by Philips with respect to at least 25% of
                            the shares held by Philips in the aggregate.

                            The demand registration right of Philips will be subject to customary limits, as agreed by the parties in the Shareholders Agreement, including with respect to blackouts, the number of registrations and shelf registrations and the minimum size of an offering.

                            Philips will also have a reasonable number of piggyback rights with respect to any underwritten offering of shares of the Company. Such rights will be subject to a pro rata cutback among all holders seeking to register equity interests (other than the demanding party) unless the underwriters reasonably require a different allocation.

                            Philips will be subject to customary lockups (of no more than 180 days) in connection with underwritten offerings on terms no more restrictive than those agreed by SAC and its affiliates, except to the extent the underwriter agrees to consent to a shorter lock-up period. Other than an underwriting effected by a Philips exercise of its demand registration right, SAC exclusively shall negotiate lockups with underwriters and select lead managing underwriters in all underwritten offerings; provided
                            Philips' approval (not to be unreasonably withheld, conditioned or delayed) shall be required for any term applicable to Philips that is inconsistent with the terms set forth herein (e.g., the lockup period). In connection with an underwriting effected by a Philips exercise of its demand registration right, (a) Philips exclusively shall negotiate lockups with underwriters and SAC shall exclusively select lead managing underwriters in the underwritten offering (from a list of three underwriters provided by Philips, in the case of Philips exercise of its demand); provided Philips' or SAC's approval (not to be unreasonably withheld, conditioned or delayed) shall be required for any term applicable to Philips or SAC, as applicable, that is inconsistent with the terms set forth herein
                            (e.g., the lockup period), and (b) SAC and its affiliates will be subject to customary lockups (of no more than 180 days) on terms no more restrictive than those agreed by Philips, except to the extent the underwriter agrees to consent to a shorter lock-up period.

                            SAC will use reasonable best efforts to cause the Company to provide reasonable cooperation with Philips in connection with one single proposed underwriter or privately negotiated sale by Philips, including providing management presentations and reasonable due diligence access (subject to execution of a customary confidentiality and standstill agreement) to potential buyers.

                            If requested, the terms of the registration rights will be included in a separate registration rights agreement to which the Company is a party.

TERMINATION                 The Shareholders Agreement will terminate if SAC and
                            its affiliates beneficially own either (i) less than
                            10% of the outstanding voting interests in the
                            Company or (ii) less than the percentage of the
                            outstanding voting interests in the Company then
                            owned by Philips.

                                                                       EXHIBIT C

 PROPOSED BY-LAWS AMENDMENT TO PERMIT RESIGNING DIRECTORS TO APPOINT SUCCESSORS


     Section 4.4. Vacancies. Vacancies and any newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by an affirmative vote of a majority of the remaining directors even though less than a quorum of the Board of Directors, or by a sole remaining director, and directors so chosen shall hold office until the next annual meeting of the shareholders and until his or her successor is elected and qualified or until he or she sooner dies, resigns, is removed or becomes disqualified. Notwithstanding
                                                                 _______________
the foregoing, if one or more directors shall resign from the Board of Directors
________________________________________________________________________________
effective as of a future date, a majority of the directors then in office,
__________________________________________________________________________
including those who have so resigned as of a future date, shall have the power
______________________________________________________________________________
to fill such vacancy or vacancies, the vote thereon to take effect when such
____________________________________________________________________________
resignation or resignations shall become effective, and each director so elected
________________________________________________________________________________
shall hold office as provided in this Section 4.4 in the filling of other
_________________________________________________________________________
vacancies, if any.
__________________

                                                                       EXHIBIT D

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF OTHER THAN (A) IN ACCORDANCE WITH THE TERMS HEREOF AND (B) PURSUANT TO THE SECURITIES ACT OF 1933 OR UNDER AN AVAILABLE EXEMPTION FROM REGISTRATION; PROVIDED THAT IF THE TRANSFER IS PURSUANT TO AN EXEMPTION FROM REGISTRATION, DEBTOR MAY REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO DEBTOR THAT SUCH REGISTRATION IS NOT REQUIRED.

                            FORM OF PROMISSORY NOTE

$[____]

                                                                    [____], 2008

     FOR VALUE RECEIVED, CBay Inc., a Delaware corporation ("Debtor"), promises to pay to the order of Koninklijke Philips Electronics N.V. or its permitted assigns ("Lender"), the principal sum of [____] MILLION DOLLARS and to pay interest on the outstanding principal of this Promissory Note (the "Note"), in accordance with Section 2 of this Note.

     1. Maturity. Debtor shall repay the unpaid principal in full, together with all accrued and unpaid interest thereon, on [____], 2008(1) (the "Repayment Date"); provided, that in the event any order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority (collectively, "Restraints") is in effect and restrains, enjoins or otherwise prohibits the payment of a cash dividend by MedQuist, Inc., a New Jersey corporation ("MedQuist"), to Debtor, in respect of common stock, no par value, of MedQuist owned by Debtor as of the date hereof (each such cash dividend, a "MedQuist Dividend"), in an amount sufficient to satisfy the entire unpaid principal and accrued and unpaid interest under this Note, the "Repayment Date" shall be the date that is three business days following Debtor's receipt of such MedQuist Dividend. Until the repayment in full of the unpaid principal of this Note, together with all accrued and unpaid interest thereon, if any Restraint is in effect, Debtor shall use its reasonable best efforts to cause MedQuist to pay, beginning on [____], 2008(2), one or more quarterly dividends, individually and in the aggregate in a maximum amount that would not violate any such Restraint, up to an amount sufficient to repay such unpaid principal and accrued and unpaid interest; provided, that no such quarterly dividend shall be required to be paid hereunder if the legally permissible dividend amount is less than $2,500,000. Following the termination or rescission of all such Restraints, if the principal of this Note, together with all accrued and unpaid interest thereon, has not previously been repaid in full, Debtor shall use its reasonable best efforts to cause MedQuist to pay a cash dividend as soon as practicable in an amount sufficient to repay such unpaid principal and accrued and unpaid interest. Following the declaration of any cash dividend on MedQuist's common stock by

----------
(1) 90 days after date of issuance.

(2) 90 days after date of issuance.

MedQuist's board of directors, Debtor shall use its reasonable best efforts to cause MedQuist to segregate and hold in one or more separate accounts cash in an amount sufficient to pay such dividend until such dividend has been paid to MedQuist's stockholders. All payments under this Note shall be paid in United States dollars in immediately available funds and shall be applied first against accrued and unpaid interest, then against principal. For purposes of this
Section 1, the "reasonable best efforts" of Debtor shall (a) be deemed to include (without any limitation of such term) the reasonable best efforts of the directors of MedQuist appointed by Guarantor (to the extent such reasonable best efforts by such Guarantor-appointed directors are not reasonably likely to result in a conflict with their fiduciary duties as directors of MedQuist) causing MedQuist to take a specified action, in each case as if MedQuist were a party to this Note and the actions that this Section 1 requires Debtor to use its reasonable best efforts to cause MedQuist to take were direct obligations of MedQuist, and (b) be subject to any fiduciary duties that Debtor may have with respect to other MedQuist shareholders.

     2. Interest. Interest shall accrue and be payable in arrears on the unpaid principal balance of this Note on the Repayment Date, commencing on the date hereof and continuing until repayment of this Note, in full, at the rate of [___]% per annum,(3) calculated on the basis of a 365-day year and actual days elapsed; provided, however, if the Repayment Date is a date more than 90 days after the date hereof, the applicable interest rate for each successive 90-day period (or portion thereof) after the first 90 days for which this Note is outstanding shall be the rate per annum equal to the annualized yield to maturity, as of the first day of such 90-day period, of a three-month United States Treasury bill (as complied and published in the most recent Federal Reserve Statistical Release H.15 (519) (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

     3. Optional Prepayment. Debtor may prepay, in whole or in part, at any time, without premium or prepayment penalty, any unpaid principal balance or accrued and unpaid interest (to, but not including, the date of such prepayment) prior to the Repayment Date. All payments hereunder shall be credited first to accrued but unpaid interest, and then to principal.

     4. Mandatory Repayment. Not later than three business days following Debtor's receipt of any MedQuist Dividend prior to the Repayment Date, Debtor shall apply such MedQuist Dividend to repay all or a portion of any unpaid principal balance or accrued and unpaid interest payable to Lender hereunder in an amount equal to the lesser of:

     (a) such MedQuist Dividend; and

     (b) the unpaid principal balance of this Note, plus all accrued and unpaid interest thereon (to, but not including, the date of such repayment), as of the date of such repayment

(any such amount, a "Mandatory Repayment Amount"), without premium or penalty. All payments hereunder shall be credited first to accrued but unpaid interest, and then to principal.

     5. Change of Control Event. If a Change of Control Event (as defined below) occurs, Lender may, at its option, exercised by delivering written notice to Debtor, accelerate

----------
(3) Interest rate to be calculated at closing equal to the 90-day weighted average treasury rate.

repayment of this Note, in which case the principal amount outstanding under this Note and all interest accrued and unpaid thereon shall be due and payable immediately. For purposes of this Note, the term "Change of Control Event" means either (i) the sale of all or substantially all of the assets of Guarantor (as defined below) to any Person other than an affiliate of Guarantor or of S.A.C. Private Capital Group, LLC or (ii) a sale or other transfer of ordinary shares of Guarantor by S.A.C. PEI CB Investment, L.P. ("Investor") if Investor and its affiliates would, as a result of such transfer, collectively beneficially own less than 90% of the number of ordinary shares of Guarantor that Investor beneficially owns at the date of issuance of this Note (as adjusted for any combinations or subdivisions of Guarantor's ordinary shares and the payment of any dividends thereon in the form of Guarantor's ordinary shares); provided, that Debtor shall provide written notice to Lender of such Change of Control Event promptly, and in no event less than 5 business days prior to such Change of Control Event; provided, further, that a merger or business combination shall not be taken into consideration in determining whether a Change of Control Event has occurred if at least 90% of the value of the consideration received by Investor in such transaction is in the form of equity interests in the surviving entity.

     6. Default. For purposes of this Note, the term "default" shall mean any of the following:

     (a) The failure by Debtor to pay, for 5 business days, any principal or interest due and payable on this Note, whether upon mandatory repayment or otherwise;

     (b) Debtor shall (i) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iii) have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within 60 days, (iv) formally consent to approve any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (v) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more; or

     (c) Debtor shall adopt a plan of liquidation or dissolution, or the certificate of incorporation of Debtor shall expire or be revoked.

Upon each such default, Lender may, at its option, exercised by delivering written notice to Debtor, accelerate repayment of this Note, in which case the principal amount outstanding under this Note and all interest accrued thereon shall be due and payable immediately; provided, that if there shall occur a default described in subparagraph (c), the entire unpaid balance of principal with interest accrued thereon shall be immediately due and payable without any action by Lender.

     7. Representations and Warranties of Debtor.

     (a) Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Note and consummate the transactions contemplated hereby. This Note has been duly authorized, executed and delivered by Debtor and constitutes a legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

     (b) Except for this Note, the Convertible Notes (as defined in the Stock Purchase Agreement, dated as of May 21, 2008, by and among Guarantor, Debtor and Lender (the "Stock Purchase Agreement") and any intercompany note between Guarantor and Debtor that is subordinated to this Note and the Convertible Note and will not be repaid in whole or in part until after this Note is repaid in full, Debtor has no (i) indebtedness for borrowed money, whether contingent, current or funded, secured or unsecured, (ii) indebtedness that is evidenced by a note, bond, debenture, draft, bankers' acceptance, letter of credit or similar instrument, (iii) material liabilities or obligations for the deferred purchase price of property or services, (iv) capitalized lease obligations, or (v) guarantees of any of the foregoing of another person.

     8. Guarantee.

     (a) CBaySystems Holdings Limited, a British Virgin Islands company and the direct parent of Debtor ("Guarantor"), hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Lender, the performance by Debtor of all of Debtor's obligations under this Note, including, but not limited to, the full and punctual payment of any and all present and future amounts under this Note, whether absolute or contingent, whether at the Repayment Date or by acceleration, optional prepayment, mandatory repayment or otherwise, of the principal of and interest on this Note (collectively, the "Guarantor Obligations").

     (b) Guarantor waives presentation to, demand of payment from and protest to Debtor of any of the Guarantor Obligations and also waives notice of protest for nonpayment. Guarantor waives (to the extent permitted by law) notice of any default under this Note or the Guarantor Obligations. Guarantor further agrees that its guarantee herein (the "Guarantee") constitutes a continuing guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by Lender to any security held for payment of the Guarantor Obligations.

     (c) Except as set forth in Section 8(h) of this Note, the obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, irregularity, illegality or unenforceability of this Note or the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantor Obligations shall not be discharged or impaired or otherwise affected by (i) the failure of Lender to assert any claim or demand or to enforce any right or remedy against Debtor or any other Person under this Note or any other agreement executed or delivered in connection with this Note; (ii) any extension or renewal of this Note or any other agreement executed or delivered in connection with this Note; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Note or any other agreement executed or delivered in connection with this Note; (iv) any change in the ownership of Debtor or Guarantor; (v) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations, (vi) the power, authority or capacity of Debtor, (vii) the recovery of any judgment against Debtor or any action to enforce the same, or (viii) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Guarantor or would otherwise operate as a discharge of Guarantor as a matter of law or equity.

     (d) Until the payment of the Guarantor Obligations in full, Guarantor shall not exercise any right of subrogation in relation to payments made by Guarantor pursuant to this Guarantee. If Lender in its sole discretion elects to give notice of any action in relation to the Collateral to the Guarantor, 5 business days' prior written notice to Guarantor shall be reasonable notice of any matters contained in such notice.

     (e) Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or Guarantor is released from its Guarantee in compliance with Section 8(h) of this Note. Guarantor further agrees that its obligations hereunder shall not be delayed or restrained upon the commencement of any voluntary or involuntary bankruptcy or insolvency proceedings in relation to Debtor or any of its property whether or not any collection, enforcement or other action against Debtor or any of its property is stayed or enjoined. If at any time any payment of any portion of the Guarantor Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Debtor or otherwise, Guarantor's obligations hereunder in relation to such payment shall be reinstated at such time as though such payment had not been made.

     (f) In furtherance of the foregoing and not in limitation of any other right which Lender has at law or in equity against Guarantor by virtue hereof, upon the failure of Debtor to pay any of the Guarantor Obligations when and as the same shall become due, whether at the Repayment Date or by acceleration, optional prepayment, mandatory repayment or otherwise, Guarantor hereby promises to and will, upon receipt of written demand by Lender, forthwith pay, or cause to be paid, in cash, to Lender an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Debtor or Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

     (g) Guarantor further agrees that, as between Guarantor, on the one hand, and Lender, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as (and to the extent) provided in this Note for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and
     (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such

     Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by Guarantor for the purposes of this Guarantee.

     (h) Guarantor shall automatically be released from all of its obligations under this Note upon payment in full of all principal and accrued and unpaid interest due under this Note in accordance with its terms.

     (i) Guarantor shall pay all costs, fees and expenses (including reasonable attorneys' fees and expenses) incurred by Lender in collecting or enforcing Guarantor's obligations hereunder.

     (j) Guarantor's liability hereunder is independent of any other guarantees or other obligations at any time in effect in relation to the Guarantor Obligations or the Stock Purchase Agreement, and such liability hereunder may be enforced regardless of the existence, validity, enforcement or non enforcement of any such other guarantees or obligations. Lender shall have no obligation to disclose or discuss with Guarantor its assessment of the financial condition of Debtor.

     (k) No failure on the part of Lender to exercise, and no delay in exercising, any right, remedy or power under the Guarantee shall operate as a waiver thereof.

     9. Security.

     (a) Collateral. The due and punctual payment of the principal of, and interest on, this Note and the Guarantee when and as the same shall be due and payable, whether at maturity or by acceleration, optional prepayment, mandatory repayment or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on this Note and the Guarantee and performance of all other obligations of Debtor and Guarantor hereunder shall be secured by first-priority Liens and security interests in (i) all shares of MedQuist common stock and (ii) all cash received as a MedQuist Dividend, in each case now owned or hereafter acquired by Debtor (such cash and shares, the "Collateral").

     (b) Further Assurances.

          (i) At Lender's request, Debtor and Guarantor shall, at their sole expense, do all acts which may be reasonably necessary to confirm that Lender holds duly created, enforceable and perfected first-priority Liens and security interests in the Collateral; provided, that perfection shall not apply to Collateral specifically requiring perfection through control agreements (including deposit accounts or securities accounts).

          (ii) At Lender's request, Debtor and Guarantor shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary to assure, perfect, transfer and confirm the Liens, benefits, property and rights conveyed by this Note, including with respect to after-acquired Collateral; provided, that perfection shall not apply to Collateral specifically requiring perfection through control agreements (including deposit accounts or securities accounts).

     (c) Impairment of Security Interest. Neither Debtor nor Guarantor shall take or omit to take any action which would adversely affect in a material respect or impair the Liens in favor of Lender with respect to the Collateral. Neither Debtor nor Guarantor shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied, in priority or in parity with this Note, to repay, redeem, defease or otherwise acquire or retire any indebtedness of any Person.

     (d) Maintenance of Collateral. Debtor and Guarantor shall maintain the Collateral in good, safe and insurable condition and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral, except where the failure to maintain such Collateral would not reasonably be expected to have a material adverse effect on the Collateral, taken as a whole.

     (e) Release of Liens on the Collateral. The Liens on the Collateral will be released with respect to this Note and the Guarantee:

          (i) in whole, upon payment in full of the unpaid principal, together with all accrued and unpaid interest thereon, of this Note; or

          (ii) with the consent of Lender.

     Upon compliance by Debtor with the conditions precedent set forth above, Lender shall promptly cause to be released and reconveyed to Debtor the released Collateral and execute and deliver to Debtor such documents as Debtor shall reasonably request to evidence such termination.

     (f) Pledged Stock.

          (i) If Lender elects to exercise any of its rights with respect to the shares of MedQuist common stock pledged as part of the Collateral (the "Pledged Stock"), it shall provide prior written notice to Debtor. Unless a default shall have occurred and be continuing and Lender shall have given notice to Debtor of Lender's intent to exercise its corresponding rights pursuant to Section 9(f)(ii) of this Note, Debtor shall be permitted to receive all cash dividends, payments or other proceeds paid in respect of such Pledged Stock and to exercise all voting and corporate or other organizational rights with respect to such Pledged Stock.

          (ii) If a default shall occur and be continuing and Lender shall give notice of its intent to exercise such rights to Debtor, (i) Lender shall have the right to receive any and all cash dividends, payments or other proceeds paid in respect of the Pledged Stock and make application thereof to the unpaid principal balance of or accrued and unpaid interest on this Note, and (ii) any or all of the Pledged Stock shall be registered in the name of Lender or its nominee, and Lender or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to the Pledged Stock at any meeting of shareholders of MedQuist or any adjournment or postponement thereof or otherwise and (y) any other rights pertaining to the Pledged Stock as if it were the absolute owner thereof.

     (g) Certain Definitions.

          (i) "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          (ii) "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity.

     10. Notices. Any notice or communication shall be in writing and delivered in person, sent by facsimile or delivered by commercial overnight courier service providing proof of delivery, addressed as follows:

               If to Debtor:

               CBay Inc.
               2661 Riva Road
               Building 1000, Fifth Floor
               Annapolis MD 21401
               Fax: (410) 266-9409
               Attention: Raman Kumar

               with copies (which shall not constitute notice) to:

               Jones Day
               77 West Wacker Drive
               Chicago, Illinois 60601
               Fax: (312) 782-8585
               Attention: Phillip Stamatakos

               and

               Simpson Thacher & Bartlett LLP
               1999 Avenue of the Stars, 29th Floor
               Los Angeles, CA 90067
               Fax: (310) 407-7502
               Attention: Daniel Clivner

               If to Guarantor:

               CBaySystems Holdings Limited
               2661 Riva Road
               Building 1000, Fifth Floor
               Annapolis MD 21401
               Fax: (410) 266-9409
               Attention: Raman Kumar

               with copies (which shall not constitute notice) to:

               Jones Day
               77 West Wacker Drive
               Chicago, Illinois 60601
               Fax: (312) 782-8585
               Attention: Phillip Stamatakos

               and

               Simpson Thacher & Bartlett LLP
               1999 Avenue of the Stars, 29th Floor
               Los Angeles, CA 90067
               Fax: (310) 407-7502
               Attention: Daniel Clivner

               If to Lender:

               Koninklijke Philips Electronics N.V.
               Breitner Center HBT 17
               Amstelplein 2, 1096 BC
               P.O. Box 77900
               1070 MX Amsterdam
               The Netherlands
               Fax: (31) 20 59 77300
               Attention: James Nolan, Executive Vice President, Corporate Mergers & Acquisitions

               with a copy (which shall not constitute notice) to:

               Sullivan & Cromwell LLP
               125 Broad Street
               New York, NY 10004
               Fax: (212) 558-3588
               Attention: Neil T. Anderson

Debtor, Guarantor or Lender may, by written notice to the others, designate additional or different addresses for subsequent notices or communications. Any notice or communication shall be deemed to have been given or made as of the date so delivered if personally delivered;

when receipt is acknowledged, if sent by facsimile; and one business day after sending if sent by commercial overnight courier service; provided, that a notice of change of address shall not be deemed to have been given until actually received by the addressee. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to Debtor shall be effective only upon receipt.

     11. Miscellaneous.

     (a) Debtor hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge or defense to payment and performance of its obligations hereunder other than actual payment in full hereof.

     (b) Any term of this Note may be amended or waived with the prior written consent of each party hereto. No party hereto shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by such party and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Lender to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

     (c) Time is of the essence hereof. Upon any default hereunder, Lender may exercise all rights and remedies provided for herein and by law or equity or otherwise, including, but not limited to, the right to immediate payment in full of this Note.

     (d) The remedies of Lender as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender's sole discretion and may be exercised as often as occasion therefor shall occur.

     (e) If any provisions of this Note would require Debtor or Guarantor to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, Debtor or Guarantor shall instead pay interest under this Note at the highest rate permitted by applicable law.

     (f) This Note shall be governed by and construed in accordance with the laws of the State of New York.

     (g) This Note shall be binding upon Debtor and Guarantor and their respective successors and assigns. This Note may not be assigned or transferred by any party hereto without the written consent of the other parties. Any purported assignment in violation of this section shall be null and void and of no force and effect.

     (h) All payments (including prepayments) to be made by Debtor hereunder, whether on account of principal, interest or otherwise, shall be made without setoff or counterclaim.

     (i) If any provision of this Note is held to be invalid, illegal, void or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in order to effect the provisions of this Note. It is hereby stipulated and declared to be the intention of Debtor and Lender that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

     (j) This Note constitutes the entire understanding between Debtor and Lender with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

                            [signature page follows]

     IN WITNESS WHEREOF, Debtor and Guarantor have executed this Note as of the date first above written.

                                        CBAY INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        CBAYSYSTEMS HOLDINGS LIMITED


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


Accepted and agreed as of the date
first above written:

KONINKLIJKE PHILIPS ELECTRONICS N.V.


By:
    ---------------------------------
Name:
Title:

                                                                       EXHIBIT E

                      DESCRIPTION OF THE CONVERTIBLE NOTES

     The senior convertible notes (the "Notes") will be issued by CBay Inc., as issuer, to Koninklijke Philips Electronics N.V. ("Philips"), as lender. The following description is a summary of the material provisions of the Notes.

     When we refer to the "Company," "we," "our" or "us" in this section, we refer only to CBay Inc., a Delaware corporation, and not to its subsidiaries. When we refer to "CBay," we refer only to our parent company, CBaySystems Holdings Limited, a British Virgin Islands company, and not to us or any of CBay's other subsidiaries.

BRIEF DESCRIPTION OF THE NOTES

     The Notes will:

     -    initially be limited to $[_] million aggregate principal amount;

     - bear interest at a rate of 6.00% per year, payable semi-annually in arrears, on [_] and [_] of each year, commencing on [_], 2008;

     - at our option, be payable-in-kind with respect to interest through [_], 2009;

     - be our general unsecured senior obligations, ranking (i) equally in right of payment with all of our existing and future unsecured senior indebtedness and (ii) senior in right of payment to (x) any subordinated indebtedness and (y) any investment in or contribution (whether as equity or indebtedness) to CBay by S.A.C. Private Capital Group, LLC ("SAC") or any of its affiliates (a "SAC Investment");

     -    be unconditionally guaranteed on a senior basis by CBay;

     - be convertible by you in whole or in part at any time on or prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date, as described under "-- Conversion Rights," into cash and ordinary shares of CBay based on a conversion rate of 0.6048 ordinary shares of CBay per $1.00 principal amount of Notes, which represents a conversion price of 84 British pence per share;

     - at our option, be subject to redemption by us at any time on or after [_], 2011, in whole or in part, at the redemption prices set forth under "-- Optional Redemption";

     - at your option, be subject to repurchase by us, upon 90 days' prior written notice, at any time on or after [_], 2012, in whole or in part, at the repurchase price set forth under "-- Repurchase at the Option of the Holder -- Optional Put";

     - at your option, be subject to repurchase by us upon specified Change of Control Events as set forth under "-- Repurchase at the Option of the Holder -- Change of Control Put";

     - not be transferable prior to [_], 2009, other than to affiliates of Philips, and thereafter be transferable subject to limitations; and

     - be due on [_], 2015, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

     No sinking fund is provided for the Notes and the Notes will not be subject to defeasance.

     The Notes initially will be issued in denominations of $1.00 principal amount and whole multiples thereof.

     You may present the Notes for conversion into cash and CBay ordinary shares, registration of transfer and exchange, without service charge, at our office.

RANKING

     The Notes will be our direct and senior unsecured obligations. The Notes will rank (i) equally in right of payment with all of our existing and future senior unsecured indebtedness and (ii) senior in right of payment to (x) any of our subordinated indebtedness and (y) any SAC Investment.

     Any existing or future investment in or contribution (whether as equity or intercompany indebtedness) to the Company by CBay (whether in the form of cash, securities or other properties) will be subordinated and junior to the Notes in ranking and in right of payment.

PAYMENT AT MATURITY

     On the maturity date, each holder will be entitled to receive on such date $1.00 in cash for each $1.00 principal amount of Notes, together with accrued and unpaid interest to, but not including, the maturity date. Principal and interest will be payable at our office.

INTEREST

     The Notes will bear interest at a rate of 6.00% per year. Interest will accrue from the date of issuance, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semi-annually, in arrears on [_] and [_] of each year, commencing on [_], 2008, to holders of record at 5:00 p.m., New York City time, on the preceding [_] and [_], respectively. However, on the maturity date, we will pay accrued and unpaid interest only to the Person to whom we pay the principal amount.

     On and prior to [_], 2009, interest may, at our option, be paid entirely by increasing the principal amount of the outstanding Notes or by issuing additional Notes, referred to as "paid-in-kind" interest, or "PIK interest," on the same terms and conditions as the Notes offered hereby (in each case, a "PIK payment"). PIK interest on the Notes will accrue at a rate of 6.00% per annum and be payable by issuing Notes in an aggregate principal amount equal to the amount of PIK interest for the applicable period (rounded to the nearest whole dollar). Following an increase in the principal amount of the outstanding Notes as a result of a PIK payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK payment. Any Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK payment will mature on [_], 2015 and will be governed by, and subject to the same terms, provisions and conditions of, the initially issued Notes and shall and have the same rights and benefits as the Notes issued on the original issue date. Any additional Notes issued pursuant to a PIK payment will be issued with the description "PIK" on the face of such Notes and references to "principal amount" of the Notes includes any increase in the principal amount of the outstanding Notes as a result of any PIK payment.

     Notwithstanding our right to pay PIK interest, the payment of accrued interest in connection with any redemption or repurchase of Notes as described below under "--Optional Redemption" or "Repurchase at the Option of Holders" shall be made solely in cash.

     Except to the extent that we elect to pay PIK interest as described above, we will pay cash interest on:

     - any Notes having a principal amount of less than $5.0 million, by check mailed to the holders of those Notes; provided, however, at maturity, interest will be payable as described under "-- Payment at Maturity"; and

     - any Notes having a principal amount of $5.0 million or more, by wire transfer in immediately available funds at the election of the holders of these Notes, which Notes shall have been duly delivered to us at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under "-- Payment at Maturity."

     Interest on the Notes for a full interest period will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Notes for any period other than a full interest period will be calculated on the basis of the actual number of days elapsed during the period and a 365-day year. If an interest payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

GUARANTEE

     CBay, as a primary obligor and not merely as a surety, by executing the Notes will fully and unconditionally guarantee (the "Guarantee"), on a senior unsecured basis, (i) all our obligations under the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes on the terms set forth in the Notes and (ii) issuance of its ordinary shares upon any conversion of the Notes.

     The guarantee of the Notes will be a general unsecured senior obligation of CBay. The guarantee will rank (i) equally in right of payment with all existing and future senior indebtedness of CBay, (ii) senior in right of payment to (x) all existing and future subordinated indebtedness of CBay and (y) any SAC Investment, and (iii) be effectively subordinated to all secured indebtedness of CBay to the extent of the value of the collateral securing such indebtedness.

     None of our subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

     The obligations of CBay under its guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance under applicable law.

CONVERSION RIGHTS

     Unless we have previously redeemed or repurchased the Notes, any holder of Notes that also holds at least 100 ordinary shares of CBay will have the right to convert any portion of the principal amount of any Notes (including Notes issued pursuant to PIK interest) that is an integral multiple of $1.00 on or prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date. Holders may convert their Notes based on a conversion rate of 0.6048 CBay ordinary shares per $1.00 principal amount of Notes (equivalent to a conversion price of 84 British pence per share). The "conversion price" on any day is equal to $1.00 divided by the conversion rate. As described under "-- Conversion Procedures --Settlement Upon Conversion," upon conversion of Notes, we will satisfy our conversion obligation with respect to the principal amount of the Notes to be converted in cash and CBay ordinary shares.

     Upon conversion, except for any PIK interest payments, any accrued and unpaid interest on the Notes, up to but not including the conversion date, will be paid in full in cash on the settlement date.

     Other than as set forth under "-- Conversion Procedures -- Conversion Rate Adjustments," we will not make any payment or other adjustment for dividends on any ordinary shares issued upon conversion of the Notes.

     If you have submitted any or all of your Notes for repurchase, unless you have withdrawn such Notes in a timely fashion, your conversion rights on the Notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any Notes for repurchase, such Notes may be converted only if you submit a timely withdrawal notice.

CONVERSION PROCEDURES

     PROCEDURES TO BE FOLLOWED BY A HOLDER

     To convert you must:

     - complete and manually sign the conversion notice on the back of the Note or a facsimile of the conversion notice (which notice shall include a representation that you hold at least 100 ordinary shares of CBay and will continue to hold such shares until settlement of the conversion);

     - deliver the completed conversion notice and the Note to be converted to us;

     -    if required, furnish appropriate endorsements and transfer documents;

     - if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

     -    if required, pay all transfer or similar taxes, if any.

     The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

     You will not be required to pay any taxes or duties relating to the issuance or delivery of CBay ordinary shares if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of CBay ordinary shares in a name other than your own. Certificates representing CBay ordinary shares will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

     SETTLEMENT UPON CONVERSION

     Upon conversion, we will deliver to holders in respect of each $1.00 principal amount of Notes being converted a number of CBay ordinary shares equal to the conversion rate in effect on that day multiplied by $1.00. The minimum amount for any single conversion shall be $10,000 principal amount of Notes. We will not issue fractional CBay ordinary shares upon conversion of the Notes. Instead, we will pay cash in lieu of fractional shares based on the average of the volume weighted average price per CBay ordinary share on each of the five trading days immediately preceding the conversion date.

     Settlement in cash and CBay ordinary shares will occur on the fifteenth business day following the delivery of a notice of conversion in accordance with the terms of the Notes.

     A holder receiving CBay ordinary shares upon conversion will not be entitled to any rights as a holder of CBay ordinary shares, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the conversion date. Such ordinary shares will be subject to the terms of the Shareholder Agreement.

     "Trading day" means a day during which:

     - trading in CBay ordinary shares generally occurs on the Alternative Investment Market of the London Stock Exchange; and

     -    there is no market disruption event;

provided, however, that if CBay ordinary shares are not traded on the Alternative Investment Market of the London Stock Exchange or any other securities exchange or market, then "trading day" shall mean a day that the volume weighted average price of CBay ordinary shares can be obtained.

     "Market disruption event" means:

     - a failure by the securities exchange or market referenced in the definition of "trading day" above to open for trading during its regular trading session; or

     - the occurrence or existence prior to 1:00 p.m., London time, on any trading day for CBay ordinary shares of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by a stock exchange or otherwise) in CBay ordinary shares or in any option contracts or futures contracts relating to CBay ordinary shares.

     The "volume weighted average price" per CBay ordinary share on any trading day means such price as displayed on Bloomberg (or any successor service) page CBAY LN (equity) VWAP in respect of the period from [9:30 a.m. to 4:00 p.m., London time], on such trading day; or, if such price is not available, the volume weighted average price means the market value per ordinary share of CBay on such trading day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

     CONVERSION RATE ADJUSTMENTS

     We will adjust the conversion rate in the event of any issuances of CBay ordinary shares to all or substantially all holders of CBay ordinary shares as a dividend or distribution on such ordinary shares, or if CBay effects subdivisions or combinations of its ordinary shares (including, for the avoidance of doubt, share splits and reverse share splits), in which event the conversion rate will be adjusted based on the following formula:

     CR1 = CR0 X (OS1 / OS0)

where,

     CR0 = the conversion rate in effect at 5:00 p.m., London time, on the record date for such dividend or distribution or the effective date of such subdivision or combination;

     CR1 = the conversion rate in effect immediately after the record date for such dividend or distribution or the effective date of such subdivision or combination;

     OS0 = the number of ordinary shares of CBay outstanding at 5:00 p.m., London time, on the record date for such dividend or distribution or the effective date of such subdivision or combination; and

     OS1 = the number of ordinary shares of CBay that would be outstanding immediately after, and solely as a result of, such event.

     Any adjustment made pursuant to the formula described above shall become effective immediately after (x) the record date for such dividend or distribution or (y) the effective date of such subdivision or combination. If any dividend or distribution described above is declared but not so paid or made, the conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

     If CBay (i) reclassifies or changes its ordinary shares (other than a change in par value or changes resulting from a subdivision or combination), or
(ii) consolidates or merges with or into any person or sells, transfers, conveys or otherwise disposes of all or substantially all of its assets and those of its subsidiaries taken as a whole to another Person, and in either case the holders of CBay ordinary shares receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their ordinary shares, each outstanding Note will, without the consent of any holders of the Notes, become convertible based on the cash, securities or other property consideration the holders of CBay ordinary shares received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (the "Reference Property"). If the transaction causes CBay's ordinary shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the Reference Property into which the Notes will become convertible will be deemed to be the weighted average of the kind and amount of consideration received by the holders of CBay ordinary shares that effectively make such an election. In all cases, the provisions above under "-- Settlement Upon Conversion" relating to the satisfaction of the conversion obligation shall continue to apply with respect to the calculation of the conversion settlement amount.

TRANSFERS

     The Notes are transferable at any time after [_], 2009; provided that if any Person would, as of any date, beneficially own more than 20% of the principal amount of the Notes as of the issue date of the Notes (plus any accrued or paid PIK interest) as a result of any transfer or transfers, such transfer or transfers will be prohibited and void unless (i) we give our prior written consent or (ii) the transferee becomes a party to, and bound by the terms of, the Shareholder Agreement. Prior to [_], 2009, the Notes may only be transferred with our prior written consent, other than transfers to affiliates of Philips. No transfer of Notes will be permitted if such transfer would cause the Company or CBay to become subject to any prospectus-delivery or similar requirement.(1) Notwithstanding the foregoing, any purported transfer of the Note (or a portion of the Note) to any affiliate of Philips on any date shall be prohibited and void unless such affiliate becomes a party to, and be bound by the terms of, the Shareholder Agreement.

     We will use commercially reasonable efforts to execute a new Note for any permitted transferee; provided that the transferor of a Note will reimburse us for all of our reasonable costs and expenses (including attorneys' fees) incurred in executing and issuing the new Note.

OPTIONAL REDEMPTION

     Prior to [_], 2011, we may not redeem the Notes. At any time on and after [_], 2011, we may redeem all or, from time to time, a part of the Notes in cash at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on [_] of the years indicated below:

YEAR                     PERCENTAGE
----                     ----------
2011 .................     108.00%
2012 .................     103.00%
2013 and thereafter ..     100.00%

----------
(1)  Current limit under UK law is 99 holders.

     If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and the holder of the Note on such optional redemption date will be paid the accrued and unpaid interest for the period commencing from the close of business on such record date.

     We will give notice of redemption not less than 30 nor more than 60 calendar days prior to the redemption date to all record holders of Notes at their addresses set forth in our Notes register.

     This notice will state, among other things:

     - that you have a right to convert the Note called for redemption, and the conversion rate then in effect; and

     - the date on which your right to convert the Note called for redemption will expire.

     In the case of any partial redemption, selection of the Notes for redemption will be made by us on a pro rata basis, or, if a pro rata basis is not practicable, by lot or by such other method as we in good faith deem to be fair and appropriate. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

     Additionally, we will not be required to:

     - issue, register the transfer of, or exchange any Notes during the period of 15 business days before the mailing of the notice of redemption, or

     - register the transfer of or exchange any Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Notes being redeemed in part.

REPURCHASE AT THE OPTION OF THE HOLDER

     OPTIONAL PUT

     At any time on or after [_], 2012, unless we have exercised our right to redeem all of the Notes as described above under "-- Optional Redemption," all holders of the Notes will collectively have a one-time right to require us to repurchase, at the repurchase price described below, all or a portion of their Notes if holders representing at least 50% of the Notes then outstanding have properly delivered and not withdrawn a written repurchase notice.

     CHANGE OF CONTROL PUT

     If a Change of Control Event occurs, unless we have exercised our right to redeem all of the Notes as described above under "-- Optional Redemption," you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not properly withdrawn a written repurchase notice.

     A "Change of Control Event" means either (i) the sale of all or substantially all of the assets of CBay to any Person other than an affiliate of CBay or of S.A.C. Private Capital Group, LLC or (ii) a sale or other transfer of ordinary shares of CBay by S.A.C. PEI CB Investment, L.P. ("Investor") if Investor and its affiliates would, as a result of such transfer, collectively beneficially own less than 90% of the number of ordinary shares of CBay that Investor beneficially owns at the date of issuance of the Notes (as adjusted for any combinations or subdivisions of CBay's ordinary shares and the payment of any dividends thereon in the form of CBay's ordinary shares); provided, that the Company shall provide written notice to holders of the Notes of such Change of Control Event promptly, and in no event less than five business days prior to such Change of Control Event; provided, further, that a merger or business combination shall not be taken into consideration in determining whether a Change of Control Event has occurred if at least 90% of the value of the consideration received by Investor in such transaction is in the form of equity interests in the surviving entity.

     On or before the twentieth calendar day after the occurrence of a Change of Control Event, unless we have exercised our right to redeem all of the Notes as described above under "-- Optional Redemption," we will provide to all record holders of the Notes on the date of the Change of Control Event at their addresses shown in our Notes register and to beneficial owners to the extent required by applicable law, a written notice of the occurrence of the Change of Control Event and the resulting repurchase right. Such notice shall state, among other things, that a Change of Control Event has occurred and the procedures you must follow to require us to repurchase your Notes.

     The repurchase date will be a date specified by us in the notice that is not more than 30 calendar days after the date of the notice.

     REPURCHASE PRICE

     The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. If the repurchase date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and the holder of the Note on such repurchase date will be paid the accrued and unpaid interest for the period commencing from the close of business on such record date.

     REPURCHASE PROCEDURES

     To exercise your repurchase right, you must deliver a written notice to us of your exercise of such right (together with the Notes to be repurchased) (x) for an optional repurchase, not less than 90 days prior to the applicable repurchase date and (y) for a Change of Control Event repurchase, no later than the business day immediately preceding the repurchase date. The repurchase notice must state:

     -    the certificate numbers of the Notes to be delivered for repurchase;

     - the portion of the principal amount of your Notes to be repurchased, which must be $1.00 or whole multiples thereof; and

     - that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes.

     The Notes submitted for repurchase must be $1.00 in principal amount or whole multiples thereof.

     If we receive one or more valid optional repurchase notices from holders representing at least 50% of the Notes then outstanding, we will provide notice to all holders of the Notes that have not submitted such a notice advising such holders of the repurchase date for such optional repurchase. Such holders shall have five business days to deliver a written notice to us, with the information described above, exercising their right to participate in such repurchase.

     You may withdraw your repurchase notice in whole or in part at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the applicable repurchase date, by delivering a written notice of withdrawal to us. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

     -    the certificate numbers of the withdrawn Notes;

     -    the principal amount of the withdrawn Notes; and

     - the principal amount, if any, which remains subject to the repurchase notice.

     If holders representing at least 50% of the Notes then outstanding deliver to us optional repurchase notices in the manner described above, the subsequent withdrawal of one or more such repurchase notices by any such holders will have no effect on the repurchase exercise by any other holder that has delivered but not withdrawn an optional repurchase notice, even if the exercising holders as of the repurchase date represent less than 50% of the Notes then outstanding; provided, that if all holders that have delivered an optional repurchase notice withdraw such notices in the manner described above prior to 5:00 p.m., New York City time, on the business day immediately preceding the applicable repurchase date, such repurchase shall be cancelled and the one-time optional repurchase right of the holders of Notes shall not be deemed to have been exercised.

     Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon delivery of the Notes, together with necessary endorsements, to us. Payment of the repurchase price for the Notes will be made promptly following the later of the repurchase date and the time of delivery of the Notes.

     If we hold on the repurchase date cash sufficient to pay the repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the repurchase date:

     - those Notes will cease to be outstanding and interest will cease to accrue, whether or not the Notes have been delivered to us; and

     - all other rights of the Notes holders will terminate, other than the right to receive the repurchase price and previously accrued and unpaid interest upon delivery or transfer of the Notes.

CERTAIN COVENANTS

     LIMITATION ON RESTRICTED PAYMENTS

     Prior to [_], 2011 CBay will not directly or indirectly:

     (1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property (other than a dividend on CBay ordinary shares paid in CBay ordinary shares)) on or in respect of its Capital Stock;

     (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of CBay or any direct or indirect parent of CBay held by Persons other than CBay or a subsidiary of CBay (other than in exchange for Capital Stock of CBay (other than Disqualified Stock)); or

     (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any subordinated indebtedness;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement referred to in clauses (1) or (2) shall be referred to herein as a "Restricted Payment").

     On or after [_], 2011, CBay will not directly or indirectly (x) make a Restricted Payment if at the time CBay makes such Restricted Payment, the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the date of issuance of the Notes (excluding Restricted Payments made pursuant to the next succeeding paragraph) would exceed 65% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the date of issuance of the Notes to the end of the most recent fiscal quarter ending prior to the date of the making of such Restricted Payment for which financial statements are in existence (or zero, in case such Consolidated Net Income is a deficit) or (y) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any subordinated indebtedness for which SAC or an affiliate of SAC Private Equity Investors, L.P. is the lender.

     The provisions of the foregoing paragraphs will not prohibit:

     (1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Disqualified Stock of CBay made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of CBay (other than Disqualified Stock and other than Capital Stock issued or sold to a subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by CBay unless such loans have been repaid with cash on or prior to the date of determination);

     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of CBay made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of CBay (other than Disqualified Stock with a maturity date earlier than that of the Disqualified Stock so purchased, repurchased, redeemed, defeased or otherwise acquired or retired);

     (3) so long as no default or Event of Default has occurred and is continuing,

          (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of CBay or any subsidiary or any direct or indirect parent of CBay held by any existing or former employees or management of CBay or any subsidiary of CBay or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, CBay and its subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year and $5.0 million in the aggregate for all such redemptions and repurchases, plus the amount of any capital contributions to CBay as a result of sales of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of CBay or any direct or indirect parent of CBay to such Persons; and

          (b) loans or advances to employees, officers or directors of CBay or any subsidiary of CBay the proceeds of which are used to purchase Capital Stock of CBay, in an aggregate amount not in excess of $5.0 million with respect to all loans or advances made since the date of issuance of the Notes (without giving effect to the forgiveness of any such loan); and

     (4) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by CBay pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the board of directors of CBay acting in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the board of directors of CBay to exceed $25.0 million. Not less than five business days prior to the date of making any Restricted Payment, CBay shall deliver to all record holders of the Notes an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal, if required by the terms of the Notes.

     LIMITATION ON LIENS

     Other than the Bridge Note, the Company will not, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets, whether owned on the issue date of the Notes or acquired thereafter, which Lien secures any indebtedness for borrowed money, unless contemporaneously with the Incurrence of such Lien effective provision is made to secure the Notes equally and ratably with (or senior in priority to in the case of any Lien with respect to subordinated indebtedness) the indebtedness secured by such Lien for so long as such indebtedness is so secured.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The Notes will provide that each of the following is an "Event of Default":

     (1) default for 15 days or more in any payment of interest on any Note when due and payable;

     (2) default for 15 days in the payment of principal of or premium, if any, on any Note when due and payable, upon optional redemption, required repurchase or otherwise;

     (3) failure by the Company to comply for 30 days after notice as provided below with its obligations with respect to conversion, Restricted Payments or limitation on Liens contained in the Notes;

     (4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Company or CBay (or the payment of which is guaranteed by the Company or CBay), other than indebtedness owed to us or another subsidiary of CBay, whether such indebtedness or guarantee now exists, or is created after the date of issuance of the Notes, if both:

          (a) such default either results from the failure to pay any principal of such indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such indebtedness at its stated final maturity and results in the holder or holders of such indebtedness causing such indebtedness to become due prior to its Stated Maturity; and

          (b) the principal amount of the indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $10.0 million or more at any one time outstanding; or

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                                                                              14


     (5) certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of CBay.

However, a default under clause (3) above will not constitute an Event of Default until the holders of 20% in principal amount of the then-outstanding Notes notify us of the default and we do not cure such default within the time specified in clause (3) after receipt of such notice.

     If an Event of Default (other than an Event of Default described in clause
(5) above) occurs and is continuing, the holders of at least 20% in principal amount of the then-outstanding Notes by notice to us may declare the principal of, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if we, CBay, or a subsidiary of CBay remedy or cure, or the holders of the relevant indebtedness waive, the default triggering such Event of Default pursuant to clause (4) within 20 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing events of default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of any holders.

     We are required to notify the record holders of the Notes promptly upon becoming aware of the occurrence of any default under the Notes known to us.

     WAIVER

     The holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all the Notes, waive any past default or Event of Default under the Notes and its consequences, except:

     -    our failure to pay principal of or interest on any Notes when due;

     - our failure to convert any Notes into cash and CBay ordinary shares as required by the terms of the Notes;

     - our failure to pay the redemption price on the redemption date in connection with a redemption by us or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

     - our failure to comply with any of the provisions of the Notes that would require the consent of the holder of each outstanding Notes affected.

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                                                                              15


MODIFICATION

     CHANGES REQUIRING APPROVAL OF EACH AFFECTED HOLDER

     The terms and conditions of the Notes and the Guarantee may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for, Notes) to:

     -    extend the maturity of any Notes;

     -    change the ranking of the Notes;

     - reduce the interest rate or extend the time for payment of interest on any Notes;

     -    reduce the principal amount of any Notes;

     -    reduce any amount payable upon redemption or repurchase of any Notes;

     - impair the right of a holder to institute suit for payment of any Notes;

     -    change the currency in which any Notes are payable;

     -    change the redemption provisions in a manner adverse to the holders;

     - change our obligation to repurchase any Notes at the option of the holder in a manner adverse to the holders;

     - change our obligation to repurchase any Notes upon a Change of Control Event in a manner adverse to the holders;

     - affect the right of a holder to convert any Notes into cash and CBay ordinary shares or reduce the conversion rate, except as permitted pursuant to the Notes;

     -    change our obligation to maintain an office or agency;

     - modify certain provisions of the Notes relating to modification of the terms of the Notes or the Guarantee or waiver under the Notes or the Guarantee; or

     - reduce the percentage of the Notes required for consent to any modification of the terms of the Notes or any guarantee that does not require the consent of each affected holder.

     For the avoidance of doubt, the only written consent or affirmative vote required to approve any of the foregoing changes is the written consent or affirmative vote of each Note affected by such change; the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding is not additionally required.

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                                                                              16


     CHANGES REQUIRING NO APPROVAL

     The terms and conditions of the Notes and the Guarantee may be modified or amended by us or CBay, without the consent of the holder of any Notes, to, among other things:

     - provide for conversion rights of holders of the Notes and our repurchase obligations in the event of any reclassification of CBay ordinary shares or our merger or consolidation, or sale, conveyance, transfer or lease of its property and assets substantially as an entirety, in each case in accordance with the terms of the Notes;

     - provide for the assumption, in accordance with the terms of the Notes, of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

     -    surrender any right or power conferred upon us;

     - add to our covenants for the benefit of the holders of the Notes, including adding one or more additional put rights in favor of the holders of the Notes;

     - correct any manifest printing, stenographic or clerical error or omission in the Notes;

     - increase the conversion rate; provided that the increase will not adversely affect the interests of the holders of the Notes;

     -    secure the Notes; or

     - add guarantees of obligations, in addition to the Guarantee, under the Notes.

     CHANGES REQUIRING MAJORITY APPROVAL

     The terms and conditions of the Notes and the Guarantee may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding.

     NOTICE OF AMENDMENTS

     After a modification or amendment under the Notes becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

     NOTES NOT ENTITLED TO CONSENT

     Any Notes held by us or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the Notes.

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                                                                              17


DISCHARGE

     We may satisfy and discharge our obligations under the Notes by delivering to the holders, after the Notes have become due and payable, whether at stated maturity, or any redemption date, cash sufficient to pay all of the outstanding Notes and paying all other sums payable under the Notes by us. Any discharge is subject to the terms contained in the Notes. The Notes shall also be discharged upon the conversion of all outstanding Notes (including any Notes accrued or paid as PIK interest) and the delivery of the applicable securities and cash, if any, payable in respect of such conversion in accordance with the terms of the Notes.

REPURCHASE AND CANCELLATION

     We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us may, at our option, be cancelled, but may not be reissued or resold by us.

NO STOCKHOLDER RIGHTS FOR HOLDERS OF NOTES

     Holders of Notes, as such, will not have any rights as stockholders of the Company or CBay (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock or CBay ordinary shares).

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee, incorporator, stockholder or partner of the Company or CBay or any other guarantor of the Notes, as such, will have any liability for any of our obligations under the Notes, for CBay's obligations under the guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

NO SETOFF

     All payments (including prepayments) to be made by the Company or CBay hereunder, whether on account of principal, interest, premium or otherwise, shall be made without any setoff or counterclaim.

GOVERNING LAW

     The Notes and the Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

CALCULATIONS IN RESPECT OF THE NOTES

     Except as otherwise provided herein, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the closing sale price of CBay ordinary shares, accrued interest payable on the Notes, the amount and timing of any adjustments to the conversion rate and conversion price and the conversion settlement amount deliverable upon conversion. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Notes. We will forward these calculations to any holder of the Notes upon the request of that holder.

FORM, DENOMINATION AND REGISTRATION

     The Notes will be issued:

     -    in certificated form;

     -    without interest coupons; and

     - in denominations of $1.00 principal amount and integral multiples of $1.00.

CERTAIN DEFINITIONS

     "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or obligated by law or executive order to close or be closed.

     "Bridge Note" means that certain secured promissory note issued by the Company to Philips on the issue date of the Notes.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

     "Consolidated Net Income" means, for any period, the net income (loss) of CBay and its consolidated subsidiaries determined in accordance with GAAP.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

     - matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

     - is convertible or exchangeable for indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of CBay or a subsidiary); or

     - is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the

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                                                                              19


portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of issuance of the Notes, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Incur" means issue, create, assume, guarantee, incur or otherwise become liable for. The terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

     "Permitted Liens" means:

     (1) pledges or deposits under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to the Company is a party, or deposits to secure public or statutory obligations of the Company or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Company is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (2) Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and repairmen's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

     (3) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

     (4) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of the

          Company in the ordinary course of its business; provided, however, that such letters of credit do not constitute indebtedness;

     (5) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company;

     (6) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company;

     (7) judgment Liens so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

     (8) Liens for the purpose of securing indebtedness represented by mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property acquired, constructed or improved in the ordinary course of business provided that:

          (a) the aggregate principal amount of indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired, constructed or improved; and

          (b) such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company other than such assets or property and assets affixed or appurtenant thereto;

     (9) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

          (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

          (b) such deposit account is not intended by the Company to provide collateral to the depository institution;

     (10) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company in the ordinary course of business;

     (11) Liens on property at the time the Company acquired the property, including any acquisition by means of a merger or consolidation with or into the Company; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company;

     (12) Liens securing refinancing indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, indebtedness that was previously so secured pursuant to clauses (8), (11) and (12) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; provided that the aggregate amount of the refinancing indebtedness shall not exceed the then-outstanding balance of the refinanced indebtedness;

     (13) any interest or title of a lessor under any capitalized lease obligation or operating lease; and

     (14) Liens under industrial revenue, municipal or similar bonds.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

     "Shareholder Agreement" means that certain Shareholder Agreement, dated as of [_], 2008, by and among Investor, Philips and such other parties as may be joined thereto from time to time.